SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K
___________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):   January 28, 2011

NEWERA TECHNOLOGY DEVELOPMENT CO., LTD.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Nevada	000-53775	46-0522277
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

c/o Hunan Xiangmei Food Co, Ltd.
200 Taozhu Road, Wuxi Town
Qiyang County, Yongzhou City
Hunan Province, China
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(86) 746-3269-828
  (ISSUER TELEPHONE NUMBER)

25-1303 Dongjin City Suite
East Dongshan Road, Huainan, Anhui Province
P.R.C. 232001
 (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

–––––––––––––––– Copies to: Richard I. Anslow, Esq. Anslow + Jaclin, LLP 195 Route 9 South, Suite 204 Manalapan, New Jersey 07726 (732) 409-1212
––––––––––––––––

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this Form 8-K that are not historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include statements about the Registrant’s expectations, beliefs, intentions or strategies for the future, which are indicated by words or phrases such as “anticipate,” “expect,” “intend,” “plan,” “will,” “we believe,” “management believes” and similar words or phrases. The forward-looking statements are based on management’s current expectations and are subject to certain risks, uncertainties and assumptions. Our actual results could differ materially from results anticipated in these forward-looking statements. All forward-looking statements included in this document are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements.

Item 1.01 Entry into a Material Definitive Agreement.

On January 28, 2011, we completed the acquisition of Grain Wealth Limited (“Grain Wealth”) and its subsidiaries, Qiyang Xiangmei Food Technical and Development Co., Ltd. and Hunan Xiangmei Food Co., Ltd. (“Xiangmei Food”), a frozen food producer in the People’s Republic of China, by means of a share exchange. Simultaneously with the acquisition, the Company completed a USD $3,782,393 private placement of its securities to four investors at $3.5769 per share.

On January 28, 2011, the (“Closing Date”), we entered into a Share Exchange Agreement (“Exchange Agreement”) by and among (i) us, (ii) Grain Wealth, (iii) the Grain Wealth shareholders, and (iv) our principal stockholders. Pursuant to the terms of the Exchange Agreement, Excel Deal International Limited, a company organized under the laws of the British Virgin Islands (“Excel”) and the other Grain Wealth shareholders transferred to us all of the shares of Grain Wealth in exchange for the issuance of 9,200,000 shares of the common stock of the Company as set forth in the Exchange Agreement, so that Excel and other minority shareholders of Grain Wealth shall own at least a majority of our outstanding shares (the “Share Exchange”). As a result of the Share Exchange, Grain Wealth became a wholly-owned subsidiary.

In connection with the closing of the Share Exchange, Zengxing Chen cancelled 700,000 shares of the Common Stock that he owned, and resigned from our board of directors (the “Board”) and all officer positions that he held. Accordingly, we appointed Taiping Zhou as the Chairman of the Board and Xiaohui Wu and Jiling Zhou as members of the Board, and we also appointed Taiping Zhou as our Chief Executive Officer.

The directors of the Company approved the Exchange Agreement and the transactions contemplated thereby. The directors of Grain Wealth also approved the Exchange Agreement and the transactions contemplated thereby.

As a result of the Exchange Agreement, the Company acquired 100% of the operations of Grain Wealth and its subsidiaries, the business and operations of which now constitute our primary business and operations. Specifically, as a result of the Exchange Agreement on January 28, 2011:

•
The Company acquired and now owns 100% of the issued and outstanding shares of capital stock of Grain Wealth, the British Virgin Islands holding company which owns and controls the Xiangmei Food agricultural business;

•	The Company issued 9,200,000 shares of its common stock to the Grain Wealth Shareholders;

•
Grain Wealth Shareholders were issued common stock of the Company constituting approximately 92% of the fully diluted outstanding shares of the Company prior to the issuance of the shares to the investors.

Immediately after the  Share Exchange, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with four investors (the “Investors”) for the issuance and sale in a private placement of shares of Common Stock, for aggregate gross proceeds of $3,782,393 at a per share purchase price of $3.5769 (the “Private Placement”).

Copies of the Exchange Agreement and Purchase Agreement are filed as Exhibits 2.1 and 10.1, respectively, to this Form 8-K. The description of the transactions contemplated by these documents does not purport to be completed and is qualified in its entirety by reference to the full text of the documents filed as exhibits hereto and incorporated herein by reference.

This transaction is discussed more fully in Section 2.01 of this Current Report. The information therein is hereby incorporated into this Section 1.01 by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets

As described in Item 1.01 above, on the Closing Date, we consummated the transactions contemplated by the Exchange Agreement, pursuant to which we acquired all of the issued and outstanding ordinary shares of Grain Wealth in exchange for the issuance in the aggregate of 9,200,000 shares of Common Stock to the Grain Wealth Shareholders resulting in Grain Wealth becoming our wholly owned subsidiary. As a result, we are now a holding company of Xiangmei Food, the operating subsidiary of Grain Wealth with a limited liability incorporated in the PRC and engaged in the sale and production of frozen foods in China.

BUSINESS

Overview

Prior to the Share Exchange, the Company was a development stage company intending to commence business operations by pursuing a merger, capital stock exchange, asset acquisition or other similar business combination with a company located in the People’s Republic of China (“China” or the “PRC”). The Company was incorporated in the State of Nevada on April 17, 2009 for the purpose of seeking investment opportunities in China. The Company’s common stock is currently not quoted on the over-the-counter market. Prior to the Share Exchange, the Company had not generated any revenue and accumulated a net loss of $110,959 for the period from inception to December 31, 2010.

References to “we,” “our,” “ours” and “us” refer to NewEra Technology Development Co., Ltd. and its wholly owned subsidiary Grain Wealth Limited.

Operating through our wholly-owned subsidiary, Qiyang County, Xiangmei Food Technical Research and Development Co., Ltd. located in Hunan Province of China, we are one of leading manufacturers and sellers of instant-frozen food, ice cream, glutinous rice flour and various other raw agricultural products in China. We plant, process and sell the products all across China. Through Xiangmei Food, our operations mainly include (i) planting and processing of the glutinous rice flour and other raw materials used in our major products,;and (ii) producing instant-frozen food and ice cream products within the Hunan region.

Our current corporate structure is set forth in the chart below:

CORPORATE STRUCTURE

Our goal is to become a worldwide supplier of instant-frozen foods and agricultural products. We have invested in our business by devoting resources to the construction of new industrial base, marketing and advertising our products, and recruiting qualified individuals. At present, we have two planting bases upon which we grow rice, black sesame and other agricultural raw materials used in our finished products. Our primary planting base occupies an area of 30,000 mu (or approximately 20,000,000 square meters) and our second base, which is under development, occupies an area of 80,000 mu (or approximately 53,330,000 square meters). We use organic fertilizer on our planting bases to ensure the generation of high quality agricultural products.

Industry Overview

Instant-frozen Food

The frozen food industry has been rapidly growing in China. The rapid growth can be attributed to governmental support and an increase in demand. Sales of frozen foods in China have steadily increased since 2006. Specifically, within the domestic frozen food industry, there has been an increase in demand for frozen dumplings, wontons, and glue pudding. These products are popular in the Chinese diet, as well as being affordable and easy to cook. We expect consumption of frozen foods in China to continue to increase. When compared to other regions of the world, the per capita consumption of frozen foods in China is relatively low. Therefore, we believe there is a very large room for growth in this industry in China.

Of the large instant-frozen food producers, approximately 20 are known nationally, four of which have captured the majority of the market share. The top four leading producers are San Quan, Si Nian, Long Feng, and Wan Zai Ma Tou, collectively capturing approximately 60% of the market share.

Market Overview

Frozen Food

Demands for some frozen foods vary by season. For example, March through August of each year is the peak season for ice cream sales while September through February is the peak season for sales of instant-frozen dumplings. The development of frozen food industry is further enhanced by the continuing development of refrigeration technologies. It is roughly estimated that currently around 20,000 Chinese enterprises are equipped with refrigeration facilities, most of which are capable of providing various refrigeration storage, transportation and distribution services. The export of instant-frozen products to the overseas markets, especially to the western and Asian-pacific markets, is feasible as a result of advances in refrigeration technologies and capacities.

The Chinese government has adopted a series of industrial guidance and policies which have significantly promoted the development of the frozen food industry in China. According to data from the China General Chamber of Commerce and the National Bureau of Statistics of China, the yield and sales in the industry of frozen rice and noodle for the two month period ended February 28, 2010 increased by 24% and 15%, respectively, as compared to the same period in the prior year.

Ice Cream Products

The per capita consumption of ice-cream in China is approximately 1.5 kg per year. This is much less than that consumed in other developed countries such as the United States which has a per capital consumption of ice-cream equal to 40 kg per year.

Ice-cram has become increasingly popular in China. Output of ice-cream between 2003 and 2007 increased by sixteen times and we expect the demand for ice-cream to increase as our population increases.

Our Products

We grow, manufacture, process and sell a variety of agricultural and frozen food products. Our major products include (i) instant-frozen food, (ii) ice cream products, (iii) glutinous rice flour, and (iv)agricultural raw materials, including black sesame, peanut, and cabbages.

•	Instant-frozen Food
•	Ice Cream Products
•	Glutinous Rice Flour
•	Agricultural Raw Materials

Set forth below is a list of our current products:

Category	Main Products
Instant-frozen Food	Frozen noodles; frozen dumplings (stuffed with meat, mushroom, sesame, peanut, and green vegetables); frozen glue puddings (stuffed with black sesame, peanut, mushroom and black glutinous rice)
Glutinous Rice Flour	Black glutinous rice; white glutinous rice; certificated pure glutinous rice flour
Pastry	Red bean bun; sesame bun; cheese bun; pumpkin pie; potato pie; etc.
Ice Cream Products	Ice pops; cup-style ice cream; cone-style ice cream
Raw Agricultural Products	Peanut; sesame

●  Instant-frozen Food

Fast frozen food, also referred as instant-frozen food, is food that is stored, transported and sold under low temperature (usually around -0.3°F) after being processed through an instant freezing procedure. In general, there are five categories of instant-frozen foods.

We focus on the production of frozen noodles, frozen dumplings and frozen glue puddings. Our instant-frozen foods are processed through an instant freezing procedure which requires a temperature below -22°F that leads to an instant drop of the food’s core temperature to lower than -0.3°F. Foods processed through this procedure maintain their original color, favor and nutrition better than that of the regularly frozen foods. Over the years, we have developed three major frozen food series, and further dividing them into more than 30 varieties and over 110 different specifications.

●  Glutinous Rice Flour

Glutinous rice flour is a type of flour made from short-grained Asian rice that is especially sticky when cooked. It is commonly used as a sauce thickener or as a binding agent in baked goods at Asia. Glutinous rice flour is known for its ability to withstand both refrigeration and freezing with no breakdown of the product. As gluten-free flour, it is gaining popularity in the Western world, particularly for those who are required to maintain a wheat-free diet.

Our glutinous rice flour is grown and produced both for the production of our instant-frozen glue puddings and as an agricultural products for outside selling purposes.

●  Ice Cream Products

We manufacture a variety of ice cream products, including cup-style ice cream, cone-style ice cream, and ice pops. Over the years, our ice cream products have evolved into more than 40 categories with flavors ranging from cheese milk and fruit pudding to red bean and taros. In order to further explore our production capabilities in this area, we have signed an agreement with the intent to establish a manufacturing plant at the Wuxi Industrial Park of Qiyang County, based on which we decide to develop our “Xiangmei” series of ice cream into a national famous brand.

●  Agricultural Raw Materials

We retain local farmers to plant and grow various agricultural raw materials, including peanuts and sesame. This sector of our business is mainly conducted through two types of contractual arrangements. On the one hand, we lease planting lands from local farmers, provide them with seeds and fertilizers, hire them to conduct planting on the leased properties, and retrieve the final crops from the farmers at no costs. A copy of our form of Entrust Planting Agreement with local farmers is attached hereto as Exhibit 10.3, On the other hand, we enter into purchase orders with the farmers before planting. Pursuant to the orders, we provide them with seeds and fertilizers and commit to purchase back all the final crops at certain predetermined prices. A copy of our form of Order and Planting Agreement with major suppliers is attached hereto as Exhibit 10.4.

Most of our leased planting lands are located in Qiyang County, Hunan Province. We also developed over 30,000 mu, or 20,000,000 square meters, of planting lands through purchase orders in the nearby Zhishan, Lengshuitan, Qidong, and Changning region. As of the date hereof, the total area of our affiliated planting basis reaches 80,000 mu, or 53,333,000 square meters.

Raw Materials for Our Products

The major raw material for our instant-frozen glue puddings is glutinous rice, and the auxiliary materials include sesame, peanut, sugar and oil. Among all the raw materials, glutinous rice is the key ingredient and it is self-supplied by us through cooperation with local farmers. Most of the auxiliary raw materials are also self-supplied, while sugar and other non-significant materials are purchased from outside suppliers.

The major raw material for our instant-frozen dumplings is flour, which is directly purchased from outside flour producers. The auxiliary materials such as shortening oil, glucose and cornstarch are purchased from provincial sales agents. In addition, we grow and supply major stuff materials for frozen dumplings in our planting basis, including raw taros, onions, cabbages and green onions.

All the raw materials are grown by ourselves or delivered to us by outside suppliers. Most of the purchase amounts are payable by checks or wire transfer. Set for below is a summary of our raw materials purchased from January to October, 2010:

Raw Materials Purchased From January To October, 2010

Raw Material	Quantity (kg)	Total Price (RMB)	Total Price ($US)
White Sugar	694,450	3,300,772	499,098
Flour	2,574,204	6,943,776	1,049,940
Glucose	30,600	1,107,573.75	167,472
Molasses	134,400	294,599. 20	44,545.30
Glutinous rice flour	2,469,727	8,567,448.64	1,295,450
Paper box	2,896,475	3,368,836.88	509,389
Shortening oil	295,425	1,879,257.60	284,156
Internal packing bags	41,110,617 (units)	3,307,391.88	500,099
Wrapping paper	109,181	2,031,274.90	307,142
Flavoring essence	9,336	586,156.87	88,630.60
Total：	50,324,415	20,847,941	3,152,340

Production and Processing Capacities

Through Xiangmei Food, our wholly-owned operation subsidiary which was mainly based on Yongzhou, Hunan Province, we have established four high-grade rice planting bases, and have entered into various cooperation agreements with a total number of 5,162 affiliated farmers. Since 2005, our planting bases have expanded to an area about 30,000 mu, or 20,000,000 square meters, with an annual glutinous rice production of 12,000 tons by our affiliated farmers. In the meantime, we purchase 8,000 tons of glutinous rice from northeast China each year to satisfy the diversity ingredient requirements of our products. At present, we are affiliated with 80,000 mu, or 53,333,000 square meters, of planting properties through contractual arrangement with local farmers. The category of our glutinous rice has increased from the sole “Biaosan” species in 2002 to currently five different standards.

Our manufacturing plants and related facilities cover an area of 12,000 square meters with an aggregate construction area of 16,800 square meters. We have a 1,684 square-meter glutinous rice flour workshop, a 1,071 square-meter glutinous rice preliminary processing plant, a 2,200 square-meter cold storage, a 1,043 square-meter glutinous rice warehouse, 4,900 square meters of administrative and dormitory facilities, as well as a 280 square-meter boiler room. We currently own 8 production lines, including one glutinous rice production line with daily processing capacity of 100 tons, one glutinous rice flour production line with daily processing capacity of 100 tons, two frozen food production lines with annual processing capacity of 25,000 tons each. The total annual processing capacity of our eight production lines combined is 60,000 tons. In addition, we also maintain a rice reserve of 20,000 tons in our warehouses.

Among all of our facilities, the 100-ton rice processing line is our key project. We conducted technological upgrades on this facility in 2004, after the debut of its prototype in late 1980s. Through the upgrade, we had particularly strengthened its capacities in rice husking, sand removing, categorizing and rice polishing. The qualification rate of our glutinous rice products has consistently maintained on a high level attributable to the introduction of these facilities.

Set forth below is a chart of our production capacity, actual production volume and sales of our major products in 2010:

Product	Production capacity(kg)	Actual Production(kg)	Sales(kg)
Glutinous rice	72,000,000	15,825,414	15,825,414
Sesame	355,500	355,171	355,171
Peanut	1,240,950	1,240,274	1,240,274
Instant-frozen pastry	3,600,000	2,745,203	2,739,797
Instant-frozen glue pudding	5,400,000	5,379,249	5,379,402
Instant-frozen dumpling	5,040,000	2,653,886	2,653,743
Ice cream	14,400,000	5,946,008	5,913,307
Total：	102,036,450	34,145,205	34,107,108

Along with the sharp increase of demand, our existing production capability has been unable to satisfy the needs of the market. In order to break through this bottleneck, we established a new frozen food and ice cream manufacturing base in the Wuxi Industrial Park of Qiyang County where we decide to develop our frozen food and ice cream series into a national famous brand.

We moved into the Wuxi Industrial Park in 2010. Together with the construction of new manufacturing plants, warehouses and cold storage, we also purchased some of the most advanced and sophisticated facilities and equipments in China, including 2 automatic salt water tank ice cream production lines, 2 bottling lines, 3 color yarning lines and 2 section forming lines. Our newly-purchased equipments also include 40 automatic high-speed dumpling machines, 40 automatic high-speed glue pudding machines, 40 latest pastry machines, as well as 2 Nissan frozen spiral tunnel lines with daily production capacity of 100 tons each. These newly-acquired equipments have greatly lifted our production capacities and narrowed our requirements for land during our production process.

Suppliers and Customers

●  Major Suppliers

Besides certain agricultural raw materials that we grow and produce in our planting basis, we also purchase a variety of materials from outside suppliers, including sugar, flour, shortening oil, wrapping paper and flavoring essence, etc.

Set forth below is a list of our top five raw material suppliers and the categories of raw materials we purchased from each supplier in 2010:

Top Five Suppliers

Suppliers	Raw Materials Supplied	Percentage of Total Supply in 2010
Zhiming Wang	Fertilizer and Pesticides	19.24%
Guilin Yuegui Flour Industry Co., Ltd.	Flour	15.55%
Guangxi Jinxiudongda Sugar Manufacturing Co., Ltd.	White Sugar & Molasses	10.25%
Changsha Hengruifeng Packing Materials Co., Ltd.	Internal Packing Bags	7.08%
Hengyang Pengyang Food Packing & Printing Co., Ltd.	Internal Packing Bags	5.81%
Total		57.94%

A copy of our form of Suppliers Agreement is attached hereto as Exhibit 10.5.

●  Major Customers

Our products are currently sold and distributed in Hunan, Guangxi, Guangdong, Zhejiang, and Henan provinces of China. We are also exploring markets in other parts of China

Set forth below is a list of our top five customers as of June 30, 2010:

Top Five Customers

Customers	Purchase Amount in 2010 (USD)	Percentage of Total Purchase Amount in 2010
Henan Shiyatianxia Food Company	$2,026,882	7.80%
Henan Yunhe Cailanzi Development Co., Ltd.	1,700,300	6.54%
Henan Zhengzhou Jiahe Frozen Food Co., Ltd.	1,697,174	6.53%
Wuzi Xinchao Frozen Food Factory	1,590,482	6.12%
Henan Jianong Food Co., Ltd.	1,576,551	6.06%
Total	$8,951,389	33.05%

A copy of our form of Agricultural Products Purchase Agreement is attached hereto as Exhibit 10.6.

Competitive Advantages

As a leading producer, manufacturer and supplier of frozen foods, ice cream, glutinous rice and other foods in China, our competitive strengths include:

Technology Advantage

We have proprietary manufacturing technologies that allow for better use of raw materials, higher yield rate and enhanced operational efficiency. Specifically, we possess 1 patent related to the production of water-milling glutinous rice flour and ice cream. Finally, we use enhanced technologies in our production process that allow for lower capital investment and enhanced operations efficiency.

Research & Development Advantage

Armed with a team of experienced engineers and technicians with state-of-the-art research and laboratory facilities, we are confident in our strong research and development capacities. Our research and development team includes experienced professors, and food engineers.

Hunan Xiangmei has a long-term cooperation with Hunan Agricultural University and Hunan College of Business, and therefore, with such an advantage in application of new technology, it can promptly transfer the achievement of research into production capacity and products. It also keeps introducing research and development personnel who will design the products for the company. In doing so, Hunan Xiangmei successfully ensures its research and development capacity and innovation skills.

Elite Workforce

Our management team, composed of industry experts with proven track records from China’s largest state-owned enterprises, provides us with excellent operating management and technical administration.

Pricing

We set our selling prices based upon our expected costs to manufacture and deliver our products to our customers with an increase for profits.

Intellectual Property

We own and utilize the trademarks, patents and domain name listed below. We continuously look to increase the number of our trademarks and patents where necessary to protect valuable intellectual property. We regard our trademarks and other intellectual property as valuable assets and believe that they have significant value in the marketing of our products. We vigorously protect our trademarks against infringement, including through the use of cease and desist letters, administrative proceedings and lawsuits.

We rely on trademark, patent and trade secret protection, non-disclosure agreements and licensing arrangements to establish, protect and enforce intellectual property rights in our logos, trade names and in the marketing of our products. In particular, we believe that our future success will largely depend on our ability to maintain and protect the “XIANGMEI” trademark. Despite our efforts to safeguard and maintain our intellectual property rights, we cannot be certain that we will be successful in this regard. Furthermore, we cannot be certain that our trademarks, products and promotional materials or other intellectual property rights do not or will not violate the intellectual property rights of others, that our intellectual property would be upheld if challenged or that we would, in such an event, not be prevented from using our trademarks or other intellectual property rights. Such claims, if proven, could materially and adversely affect our business, financial condition and results of operations. In addition, although any such claims may ultimately prove to be without merit, the necessary management attention to and legal costs associated with litigation or other resolution of future claims concerning trademarks and other intellectual property rights could materially and adversely affect our business, financial condition and results of operations.

The laws of certain foreign countries do not protect intellectual property rights to the same extent or in the same manner as do the laws of the PRC. Although we continue to implement protective measures and intend to defend our intellectual property rights vigorously, these efforts may not be successful or the costs associated with protecting our rights in certain jurisdictions may be prohibitive. From time to time we may discover products in the marketplace that are counterfeit reproductions of our products or that otherwise infringe upon intellectual property rights held by us. Actions taken by us to establish and protect our trademarks and other intellectual property rights may not be adequate to prevent imitation of our products by others or to prevent others from seeking to block sales of our products as violating trademarks and intellectual property rights. If we are unsuccessful in challenging a third party’s products on the basis of infringement of our intellectual property rights, continued sales of such products by that or any other third party could adversely impact the “XIANGMEI” brand, result in the shift of consumer preferences away from our products and generally have a material adverse effect on our business, financial condition and results of operations.

Trademarks

Through Xiangmei Food and its predecessor Qiyang Xiangmei Food Factory, we have registered the following trademark with the Trademark Office, State Administration for Industry and Commerce in the PRC:

No.	Registration No.	Trademark	Registrant	Item Category	Expiration Date
1	4193885	XIANGMEI (printed character trademark)	Qiyang Xiangmei Food Factory
Category No. 30 (Staple food):  Dumpling; glue pudding; ice cream; glutinous rice dumpling; flour and preparations made from cereals, bread, pastry and confectionery, ices; honey, treacle; yeast, baking-powder, salt, mustard; vinegar, sauces (condiments); spices; ice.
					January 20, 2017

2	6386980	XIANGMEI (graphic trademark)	Hunan Xiangmei Food Co., Ltd.
Category No. 30 (Staple food):  Dumpling; glue pudding; ice cream; glutinous rice dumpling; flour and preparations made from cereals, bread, pastry and confectionery, ices; honey, treacle; yeast, baking-powder, salt, mustard; vinegar, sauces (condiments); spices; ice.
					March 27, 2020

We plan to file for extension with the Trademark Office of the above trademark before the expiration date.

Patents

Through Xiangmei Food, we have been granted the following design patent by the State Intellectual Property Office, or SIPO, of PRC. We enjoy a ten year protection period starting from the patent application date.

No.	Patent No.	Patent Name	Patent Owner	Application Date	Date of Grant	Type
1	ZL 2007 3 0280705.4.	Ice cream packing bag (“Seven Dwarfs” series)	Xiangmei Food	12/19/2007	02/18/2009	Design Patent

Domain Names

Xiangmei Food owns the domain name http://hnxmsp.com.

Legal Proceedings

We are currently not a party to any material legal or administrative proceedings and are not aware of any pending legal or administrative proceedings against us. We may from time to time become a party to various legal or administrative proceedings arising in the ordinary course of our business.

Property

●  Affiliated Planting Bases Through Contractual Arrangements

As described above, most of our leased planting lands are located in Qiyang County, Hunan Province. We also developed over 30,000 mu, or 20,000,000 square meters, of planting lands through purchase orders in the nearby Zhishan, Lengshuitan, Qidong, and Changning region. As of the date hereof, the total area of our affiliated planting basis reaches 80,000 mu, or 53,333,300 square meters.

Our primary planting base occupies an area of 30,000 mu (or approximately 20,000,000 square meters) and our second base, which is under development, occupies an area of 80,000 mu (or approximately 53,333,000 square meters).

We have acquired the state-granted use rights to land set forth in the table below.

Item	Address	Size	Function
1.	Qili Town, Qiyang County, Hunan Province, China	30,000 mu	Plant land
2.	Madu Town, Yangjiao Town and Babao Town, Qiyang County, Hunan Province, China	80,000 mu	Plant Land

Glutinous Rice Base	Black Sesame Base

A copy of our Property Lease Agreement is attached hereto as Exhibit 10.7.

●  Wuxi Industrial Park

We obtained the land use right to 100 mu of property, or approximately 66,666 square meters, in the Wuxi Industrial Park of Qiyang County. We moved in this property in 2010 where we established various administrative and manufacturing facilities including standard industrial workshops, warehouses, cold storage, staff dormitory and other living facilities, staff café, recreational center, a multi-functional office building and an R&D center.

A copy of the Investment Agreement with Hunan Qiyang Industrial Zone Management Committee that allowed us to obtain the land use rights of 100mu is attached hereto as Exhibit 10.8.

Employees

Currently, we have 245 full-time employees. Set forth below is a breakdown of our employees in each position:

Workshop	Managers	Manufacture Workers
Instant-frozen dumpling	2	19
Instant-frozen glue pudding	2	33
Pastry and others	2	19
Ice cream	2	141
Glutinous rice	2	23
Total：	10	235

We are in compliance with local prevailing wage, contractor licensing and insurance regulations, and have good relations with our employees.

As required by PRC regulations, we participate in various employee benefit plans that are organized by municipal and provincial governments, including pension, work-related injury benefits, maternity insurance, medical and unemployment benefit plans. We are required under PRC laws to make contributions to the employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time. Members of the retirement plan are entitled to a pension equal to a fixed proportion of the salary prevailing at the member’s retirement date.

Corporation Information

Our principal executive offices are located at 200 Taozhu Road, Qiyang County, Yongzhou City, Hunan Province, PRC, Tel: (011) 86-746-3269-828.

REGULATIONS

This section summarizes the principal laws, rules and regulations that currently affect our business activities in the PRC. We operate our business in the PRC under a legal regime governed by the State Council and several ministries and agencies under its authority, including but not limited to, the Ministry of Commerce People’s Republic of China (“MOFCOM”), the State Administration of Taxation (“SAT”), the State Administration of Foreign Exchange (“SAFE”), the China Securities Regulatory Commission (“CSRC”), the State Administration of Industry and Commerce (:SAIC”), the Ministry of Finance (“MOF”), the State Food & Drug Administration (“SFDA”), and the General Administration of Quality Supervision, Inspection and Quarantine (“AQSIQ”). From time to time, these government authorities issue regulations that apply to our business. Certain of these laws, rules and regulations, such as those relating to foreign currency exchange, taxation, dividend distribution, and regulation of foreign exchange in certain onshore and offshore transactions may affect our shareholders’ rights to receive dividends and other distributions from us.

Regulations on Food Safety

The PRC Food Safety Law became effective on June 1, 2009. The PRC Food Safety Law sets out the requirements and standards for food safety, production and business operations of food and food-related products and the relevant supervision and administrative measures to ensure food safety. The Implementing Rules of the PRC Food Safety Law, effective on July 20, 2009, specify the detailed measures for producers and business operators of food and food-related products to ensure food safety and related penalties. Pursuant to the Food Safety Law and its Implementing Rules, we must comply with the relevant requirements and standards for food safety. In addition, entities or individuals applying for production of new kinds of food-related products shall obtain pre-approval from the SFDA or its local counterparts.

Regulations on the Administration of Production Licenses for Industrial Products of the PRC

The Regulations of the PRC on the Administration of Production Licenses for Industrial Products, which came into force on September 1, 2005, and Measures for the Implementation of the Regulation of the PRC on the Administration of Production License for Industrial Products, which came into effect on June 1, 2010, implement a production license system in respect of enterprises manufacturing important industrial products directly related to human health. Under the Catalog of Industrial Products under Production License Administration issued by AQSIQ on August 25, 2010, our foods as items for freezing drink and frozen foods. We have obtained the industrial production licenses for food products on July 7, 2010 and December 1, 2008, respectively.

Regulations on Patents

The National People’s Congress adopted the Patent Law of the PRC in 1984, as amended in 1992, 2000 and 2008, respectively, or the Patent Law. A patentable invention, utility model or design must meet three conditions: novelty, inventiveness and practical applicability. Patents cannot be granted for scientific discoveries, rules and methods for intellectual activities, methods used to diagnose or treat diseases, animal and plant breeds or substances obtained by means of nuclear transformation. The Patent Office under the State Council is responsible for receiving, examining and approving patent applications. A patent is valid for twenty years in the case of an invention and ten years in the case of a utility model or design, starting from the application date. A third-party user must obtain consent or a proper license from the patent owner to use the patent except under certain specific circumstances provided by law. Otherwise, the use will constitute an infringement of the patent rights.

According to the Patent Law, an infringer shall be subject to various civil liabilities, which include ceasing the infringement and compensating the actual loss suffered by patent owners. If the actual loss suffered by the patent owner is difficult to calculate, the illegal income received by the infringer or a reasonable amount calculated with reference to the patent royalties (in the case that it is difficult to calculate the illegal income) shall be deemed as the actual loss. If damages cannot be established by any of the above methods, the court can decide the amount of the actual loss up to RMB 1,000,000 ($151,206). In addition, an infringer who counterfeits patents of third parties shall be subject to administrative penalties or criminal liabilities, if applicable.

Regulations on Trademarks

Registered trademarks are protected under the Trademark Law of the PRC adopted in 1982 and amended in 1993 and 2001, and the Implementation Rules for the PRC Trademark Law adopted in 2002. The PRC Trademark Office of the SAIC is responsible for the registration and administration of trademarks throughout the PRC. The PRC Trademark Law has adopted a “first-to-file” principle with respect to trademark registration. Where a trademark for which an application has been made is identical or similar to another trademark that has already been registered or been subject to a preliminary examination and approval for use on the same kind of or similar commodities or services, the application for registration of such trademark may be rejected. Any person applying for the registration of a trademark shall not prejudice others’ existing right of priority, nor shall any person register in advance a trademark that has already been used by another person and has already gained “sufficient degree of reputation” through that person’s use.

Upon receipt of an application, the PRC Trademark Office will make a public announcement if the relevant trademark passes the preliminary examination. Within three months after such public announcement, any person may file an objection against a trademark that has passed a preliminary examination. The PRC Trademark Office’s decisions on rejection, objection or cancellation of an application may be appealed to the PRC Trademark Review and Adjudication Board, whose decision may be further appealed through judicial proceedings. If no objection is filed within three months after the public announcement period or if the objection has been overruled, the PRC Trademark Office will approve the registration and issue a registration certificate, upon which the trademark is registered and effective for a renewable ten-year period, unless otherwise revoked. The SAIC and its local counterparts have the power to investigate and handle any infringement of the exclusive right to use a registered trademark. Infringement of a trademark’s exclusive right may be subject to administrative penalties, and civil or criminal liabilities, as applicable.

Regulations on Labor Contract

On June 29, 2007, the PRC National People’s Congress enacted the Labor Contract Law, which became effective on January 1, 2008. The Implementing Rules were promulgated by the State Council and took effect on September 18, 2008. The Labor Contract Law formalizes, among others, employees’ rights concerning overtime hours, pensions and layoffs, the execution, performance, modification and termination of labor contracts, the clauses of labor contracts and the role of trade unions. In particular, it provides for specific standards and procedures for entering into non-fixed-term labor contracts with some of our sales professionals and staff. Either the employer or the applicable sales professional or staff may terminate the labor contract in circumstances as prescribed in the Labor Contract Law or if certain preconditions are fulfilled. In certain cases, the employer is required to pay a statutory severance upon the termination of a labor contract pursuant to the standards provided by the Labor Contract Law.

Regulations on Environmental Protection

The major environmental laws and regulations include the PRC Environmental Protection Law and other laws and regulations governing air pollution, environmental impact appraisals, pollutant discharge fees and licenses.

Regulations on Social Insurance and Housing Fund

The PRC governmental authorities have passed a variety of laws and regulations regarding social insurance and housing fund from time to time, such as the Regulation of Insurance for Labor Injury, the Regulation of Insurance for Unemployment, the Provisional Insurance Measures for Maternity of Employees, the Interim Provisions on Registration of Social Insurance, the Interim Regulation on the Collection and Payment of Social Insurance Premiums, Regulations on Management of Housing Fund and other related laws and regulations. Pursuant to these regulations, both our PRC subsidiaries have to obtain and renew the social insurance registration certificate and the housing fund certificate and make contributions to the relevant local social insurance and housing fund for our PRC employees. Failure to comply with such laws and regulations would subject our PRC subsidiaries to various fines and legal sanctions and supplemental contributions to the local social insurance and housing fund.

Regulations on Dividend Distributions

The principal laws, rules and regulations governing dividends paid by our PRC subsidiaries include the Company Law of the PRC (1993), as amended in 2006, the Wholly Foreign Owned Enterprise Law (1986), as amended in 2000, and the Wholly Foreign Owned Enterprise Law Implementing Rules (1990), as amended in 2001. Pursuant to these laws and rules, each of our PRC subsidiaries is required to allocate at least 10% of its after-tax profit each year to its statutory capital reserve fund until the accumulative amount of such reserve reaches 50% of its respective registered capital. Furthermore, each of our PRC subsidiaries may allocate its after-tax profits, the portion of which shall be determined by such subsidiary’s shareholders meeting, to its discretionary funds. Neither statutory nor discretionary reserves are distributable as cash dividends.

Regulations on PRC Taxation

The 2008 EIT Law and its Implementing Rules became effective on January 1, 2008. Under the 2008 EIT Law, enterprises are classified as “resident enterprises” and “non-resident enterprises.” Pursuant to the 2008 EIT Law and its Implementing Rules, enterprises established under the laws of foreign countries or regions whose “de facto management bodies” are located within China are considered resident enterprises and will generally be subject to enterprise income tax at the rate of 25% on its global income. According to the Implementing Rules, “de facto management body” refers to a managing body that in substance exercises overall management control over the production and business, personnel, accounting and assets of an enterprise. If we are considered as a PRC tax resident enterprise under the above definition, then our global income will be subject to PRC enterprise income tax at the rate of 25%.

Pursuant to certain tax regulations that expired when the 2008 EIT Law and its Implementing Rules took effect, a foreign invested manufacturing enterprise with a scheduled operating term of more than ten years was exempt from income tax for two years starting from the first year that it began to make profit, and was entitled to a 50% reduction in the income tax rate for three years thereafter. Pursuant to the 2008 EIT Law, enterprises in the PRC are required to pay an income tax at a rate of 25% of their taxable income. However, enterprises entitled to the foregoing preferential tax rate may, pursuant to the provisions of the State Council, gradually transition to the uniform tax rate of 25%. For enterprises that have already started to enjoy such preferential tax treatment prior to the promulgation of the 2008 EIT Law, such treatment continues to apply until its expiration. However, for enterprises that have not yet started to enjoy such preferential treatment by reason of not making any profits, the preferential period shall be counted from January 1, 2008.

The 2008 EIT Law and the Implementing Rules permit certain “high and new technology enterprises strongly supported by the state” that hold independent ownership of core intellectual property and simultaneously meet a list of other criteria, financial or non-financial, as stipulated in the Implementing Rules, to enjoy a reduced 15% enterprise income tax rate subject to certain new qualification criteria. The SAT, the Ministry of Science and Technology and the MOF jointly issued the Administrative Rules for the Certification of High and New Technology Enterprises delineating the specific criteria and procedures for the “high and new technology enterprises” certification on April 14, 2008.

Further, the Implementing Rules provide that, (i) if the enterprise that distributes dividends is domiciled in the PRC, or (ii) if gains are realized from transferring equity interests of enterprises domiciled in the PRC, then such dividends or capital gains are treated as China-sourced income. It is not clear how “domicile” may be interpreted under the 2008 EIT Law, and it may be interpreted as the jurisdiction where the enterprise is a tax resident. Therefore, if we are considered as a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders as well as gains realized by such shareholders from the transfer of our shares may be regarded as China-sourced income and as a result become subject to PRC withholding tax at a rate of 10% if such shareholders are considered as non-resident enterprises, and a rate of 20% if they are considered as non-resident individuals, in the absence of any applicable tax treaties that may reduce such rates. See “Risk Factors—Risks Relating to Doing Business in China—We may be treated as a resident enterprise for PRC enterprise income tax purposes; such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.”

Regulations on Loans between a Foreign Company and its PRC Subsidiaries

A loan made by foreign investors as shareholders in a foreign-invested enterprise is considered to be foreign debt in China and is subject to various PRC laws and regulations, including but not limited to, the Foreign Exchange Administration Regulation of 1996 and its amendments, the Interim Measures on Foreign Debts Administration of 2003, the Statistical Monitoring of Foreign Debts Tentative Provisions of 1987 and its implementing rules of 1998, the Administration Provisions on the Settlement, Sale and Payment of Foreign Exchange of 1996, and the Notice of the SAFE on Issues Related to Perfection of Foreign Debts Administration of 2005.

Under these laws and regulations, a shareholder loan in the form of foreign debt made to a Chinese subsidiary does not require the prior approval of the SAFE. However, such foreign debt must be registered with and recorded by the SAFE or its local counterparts in accordance with relevant PRC laws and regulations and shall not exceed statutory limit. Our PRC subsidiary, Xiangmei Food, can legally borrow foreign exchange loans up to its borrowing limits, which is defined as the difference between the amount of its ‘‘total investment’’ and ‘‘registered capital’’ as approved by the MOFCOM or its local counterparts. Interest payments, if any, on the loans are subject to a 10% withholding tax unless any such foreign shareholder’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement and relevant requirements are satisfied. In addition, if the amount of foreign exchange debt of WFOE exceeds its borrowing limit, we are required to apply to the relevant PRC authorities to increase the total investment amount and registered capital to allow the excess foreign exchange debt to be registered with the SAFE.

Regulations on Foreign Currency Exchange

The primary regulations and rules governing foreign exchange in China are the PRC Foreign Exchange Administration Regulations of 1996 and its amendments in 2008, and the Administrative Rules on the Settlement, Sale and Payment of Foreign Exchange of 1996. According to these regulations and rules, the RMB is freely convertible for current account items, including without limitation, dividend distributions, interest payments and trade-related foreign exchange transactions. Capital account items such as direct investments, loans, securities investments and repatriation of investments are still subject to prior approval of and registration with the SAFE or its local counterparts. In addition, foreign-invested enterprises may only buy, sell and/or remit foreign currencies under current account transactions at banks with authority to conduct foreign exchange business, by providing valid commercial documents, and for capital account transactions, pre-approval from the SAFE or its local counterparts is still required.

On August 29, 2008, the SAFE promulgated Circular 142, a notice regulating the conversion by foreign-invested enterprises of foreign currency into RMB. Circular 142 requires that the RMB funds obtained from the settlement of foreign currency-denominated registered capital of a foreign-invested enterprise may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments within the PRC unless otherwise provided for in the enterprise’s business scope. In addition, SAFE strengthened its oversight of the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise. The use of such RMB capital may not be altered without SAFE’s approval, and may not in any case be used to repay RMB loans if the proceeds of such loans have not been used. Violations of Circular 142 will result in severe penalties, such as substantial fines.

Regulations Relating to Employee Stock Options

Pursuant to the Individual Foreign Exchange Rules and Circular 78, issued in January and March 2007, respectively, by the SAFE, PRC domestic individuals who are granted shares or share options by companies listed on overseas stock exchanges based on employee share holding plans or share option plans are required to register with the SAFE or its local counterparts.

According to Circular 78, if a PRC domestic individual participates in any employee share holding plan or share option plan of an overseas-listed company, a PRC domestic agent or the PRC subsidiary of such overseas-listed company shall, among others things, file, on behalf of such individual, an application with the SAFE to obtain approval for an annual quota with respect to the purchase of foreign exchange in connection with share holding or share option exercises as PRC domestic individuals may not directly use overseas funds to purchase shares or exercise share options. Concurrent with the filing of such application with the SAFE, the PRC subsidiary or the PRC domestic agent shall obtain approval from the SAFE to open a special foreign exchange account at a PRC domestic bank to hold the funds required in connection with the share purchase or option exercise, any returned principal or profits upon sales of shares, any dividends issued upon the shares and any other income or expenditures approved by the SAFE. The PRC subsidiary or the PRC domestic agent also is required to obtain approval from the SAFE to open an overseas special foreign exchange account at an overseas trust bank to hold overseas funds used in connection with any share purchase.

All proceeds obtained by PRC domestic individuals from sales of shares shall be fully repatriated back to the PRC after relevant overseas expenses are deducted. The foreign exchange proceeds from these sales can be converted into Renminbi or transferred to such individuals’ foreign exchange savings accounts after the proceeds have been repatriated back to the special foreign exchange account opened at the PRC domestic bank. If the share options are exercised in a cashless exercise, the PRC domestic individuals are required to repatriate the proceeds to the special foreign exchange account.

Although many issues relating to Circular 78 require further interpretation, we and our PRC employees who have been granted our share options will be subject to Circular 78 when our company becomes an overseas-listed company. If we or our PRC employees fail to comply with Circular 78, we and/or our PRC employees may face sanctions imposed by the foreign exchange authority or any other PRC government authorities. Such sanctions include, but are not limited to, penalties imposed on our company and executive officers and forfeiture of the proceeds received from the exercise of the share options.

In addition, the SAT has issued a number of circulars concerning employee share options. Under these circulars, our employees working in China who exercise our share options will be subject to PRC individual income tax. Our PRC subsidiaries have obligations to file documents related to employee share options with relevant tax authorities and withhold individual income taxes of those employees who exercise their share options. If our employees fail to pay and we fail to withhold their income taxes, we may face sanctions imposed by tax authorities or any other PRC government authorities.

Regulations on Overseas Listing

On August 8, 2006, six PRC regulatory authorities, namely, the MOFCOM, the State Assets Supervision and Administration Commission, the SAT, the SAIC, the CSRC, and the SAFE, jointly adopted the M&A Regulations, which became effective on September 8, 2006, as amended on June 22, 2009, to regulate foreign investment in PRC domestic enterprises. The M&A Regulations contain provisions purporting, among other things, to require SPVs that are (1) formed for the purpose of overseas listing of equity interests in PRC companies via acquisition, and (2) controlled by PRC companies and/or individuals, to obtain the approval of the CSRC prior to the listing and trading of their securities on overseas stock exchanges. On September 21, 2006, the CSRC published the CSRC Procedures on its website, specifying the documents and materials that SPVs are required to submit when seeking the CSRC approval for their listings outside of China. As of the date of this prospectus, the CSRC has not issued any definitive rule or interpretation concerning whether transactions such as this offering are subject to the M&A Regulations and the CSRC Procedures.

See “Risk Factors—Risks Related to Doing Business in China—Any requirement to obtain prior approval from the China Securities Regulatory Commission, or the CSRC, could delay this offering and a failure to obtain this approval, if required, could have a material and adverse effect on our business, operating results, reputation and trading price of our stocks.”

RISK FACTORS

Risks Related to Our Business

We are subject to general risks in the food industry, including risks relating to changes in consumer preference and economic conditions, any of which risks, if realized, could negatively impact our operating results and financial position.

The food industry, and the markets within the food industry in which we compete, are subject to various risks, including the following: evolving consumer preferences, nutritional and health-related concerns, federal, state and local food inspection and processing controls, consumer product liability claims, risks of product tampering, and the availability and expense of liability insurance. Product recalls are sometimes required in the food industry to withdraw contaminated or mislabeled products from the market. Additionally, the failure to identify and react appropriately to changes in consumer trends, demands and preferences could lead to, among other things, reduced demand and price reduction for our products. Further, we may be adversely affected by changes in domestic or foreign economic conditions, including inflation or deflation, interest rates, availability of capital markets, consumer spending rates, and energy availability and costs (including fuel surcharges). These and other general risks related to the food industry, if realized by us, could have a significant adverse affect on demand for our products, as well as the costs and availability of raw materials, ingredients and packaging materials, thereby negatively affecting our operating results and financial position.

We rely on the raw materials we produce for key ingredients in our finished product. In the event that our crops are not able to produce enough raw materials for us, we may have to purchase our raw materials from a third party, causing an increase in our cost of goods sold and a decrease in our profit margin.

We grow the raw materials necessary to produce our frozen foods. Historically, market prices for products we process have fluctuated in response to a number of factors, including changes in the Chinese government farm support programs, weather, and other conditions during the growing and harvesting seasons.

Our operating results are heavily dependent upon the prices paid for raw materials. The marketing of our value-added products does not lend itself to instantaneous changes in selling prices. Changes in selling prices are relatively infrequent and do not compare with the volatility of commodity markets. Fluctuations in significant cost structure components, such as ingredient commodities, have had a significant impact on profitability over the last two years. Future volatility of general price inflation or deflation and raw material cost and availability could adversely affect our financial results.

We depend on our key management, the loss of which could negatively impact our operations.

Our executive officers and certain other key employees have been primarily responsible for the development and expansion of our business, and the loss of the services of one or more of these individuals could adversely effect us.  Our success will be dependent in part upon our continued ability to recruit, motivate, and retain qualified personnel. We can not assure you that we will be successful in this regard. We have no employment or non-competition agreements with key personnel.

We depend on our major customers and any loss of such customers could have a negative impact on our profitability.

We could suffer significant reductions in revenues and operating income if we lost one or more of our largest customers. The loss of any of these customers would be material to our operations and would adversely affect our profitability.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act, as well as new rules subsequently implemented by the SEC, has required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. In addition, we will incur additional costs associated with our public company reporting requirements. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Risks Relating to Regulation of Our Business

Uncertainties with respect to the governing regulations could have a material and adverse effect on us.

There are substantial uncertainties regarding the interpretation and application of the PRC laws and regulations, including, but not limited to, the laws and regulations governing our business and our ownership of equity interest in Hunan Xiangmei Food Co., Ltd, a wholly foreign owned enterprise under the PRC laws. These laws and regulations are relatively new and may be subject to change, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

The PRC government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business permits and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to the PRC subsidiary by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new PRC laws or regulations on our businesses. We cannot assure you that our current ownership and operating structure would not be found in violation of any current or future PRC laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.

Xiangmei Food will be subject to restrictions on dividend payments.

We may rely on dividends and other distributions from Xiangmei Food to provide us with cash flow and to meet our other obligations. Current regulations in the PRC would permit the PRC subsidiary to pay dividends to us only out of its accumulated distributable profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, Xiangmei Food will be required to set aside at least 10% (up to an aggregate amount equal to half of its registered capital) of its accumulated profits each year. Such cash reserve may not be distributed as cash dividends. In addition, if the PRC subsidiary incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us.

PRC regulations on loans and direct investments by overseas holding companies in PRC entities may delay or prevent us to make overseas loans or additional capital contributions to our PRC subsidiary.

Under the PRC laws, foreign investors may make loans to their PRC subsidiaries or foreign investors may make additional capital contributions to their PRC subsidiaries. Any loans to such PRC subsidiaries are subject to the PRC regulations and foreign exchange loan registrations, i.e. loans by foreign investors to their PRC subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the SAFE, or its local branch. Foreign investors may also decide to finance their PRC subsidiaries by means of additional capital contributions. These capital contributions must be examined and approved by the MOFCOM, or its local branch in advance.

Under the PRC Enterprise Income Tax Law, we may be classified as a “resident enterprise” of China, and such classification would likely result in unfavorable tax consequences to us and our non-PRC stockholders.

On March 16, 2007, the National People’s Congress or NPC, approved and promulgated the PRC Enterprise Income Tax Law, which we refer to as the New EIT Law. The New EIT Law took effect on January 1, 2008. Under the New EIT Law, Foreign Investment Enterprises, or FIEs, and domestic companies are subject to a uniform tax rate of 25%. The New EIT Law provides a five-year transition period starting from its effective date for those enterprises which were established before the promulgation date of the New EIT Law and which were entitled to a preferential lower tax rate under the then-effective tax laws or regulations.

On December 26, 2007, the State Council issued a Notice on Implementing Transitional Measures for Enterprise Income Tax, or the Notice, providing that the enterprises that have been approved to enjoy a low tax rate prior to the promulgation of the New EIT Law will be eligible for a five-year transition period since January 1, 2008, during which time the tax rate will be increased step by step to the 25% unified tax rate set out in the New EIT Law. From January 1, 2008, for the enterprises whose applicable tax rate was 15% before the promulgation of the New EIT Law , the tax rate will be increased to 18% for year 2008, 20% for year 2009, 22% for year 2010, 24% for year 2011 and 25% for year 2012. For the enterprises whose applicable tax rate was 24%, the tax rate will be changed to 25% from January 1, 2008.

Under the New EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the New EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. Because the New EIT Law and its implementing rules are new, no official interpretation or application of this new “resident enterprise” classification is available. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

If the PRC tax authorities determine that we are “resident enterprises” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as interest on offering proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under the New EIT Law and its implementing rules, dividends paid to us from our PRC subsidiaries would qualify as “tax-exempt income,” and we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC stockholders and with respect to gains derived by our non-PRC stockholders from transferring our shares. We are actively monitoring the possibility of “resident enterprise” treatment for the applicable tax years and are evaluating appropriate organizational changes to avoid this treatment, to the extent possible.

If we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both the U.S. and China, and our PRC tax may not be credited against our U.S. tax.

Dividends we received from Xiangmei Food may be subject to PRC withholding tax.

The New EIT Law and the Implementation Rules of the New EIT Law provides that an income tax rate of 10% may be applicable to dividends payable to non-PRC investors that are “non-resident enterprises”, which (i) do not have an establishment or place of business in the PRC, or (ii) have such establishment or place of business in the PRC but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC. The income tax for non-resident enterprises shall be subject to withholding at the income source, with the payer acting as the obligatory withholder under the New EIT Law, and therefore such income taxes are generally called withholding tax in practice. It is currently unclear in what circumstances a source will be considered as located within the PRC. We are an offshore holding company. Thus, if we are considered as a “non-resident enterprise” under the New EIT Law and the dividends paid to us by our subsidiary in the PRC are considered income sourced within the PRC, such dividends may be subject to a 10% withholding tax.

In January 2009, the State Administration of Taxation, or SAT, promulgated the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-resident Enterprises (“Measures”), pursuant to which, the entities which have the direct obligation to make the following payment to a non-resident enterprise shall be the relevant tax withholders for such non-resident enterprise, and such payment includes: incomes from equity investment (including dividends and other return on investment), interests, rents, royalties, and incomes from assignment of property as well as other incomes subject to enterprise income tax received by non-resident enterprises in China. Further, the Measures provides that in case of equity transfer between two non-resident enterprises which occurs outside China, the non-resident enterprise which receives the equity transfer payment shall, by itself or engage an agent to, file tax declaration with the PRC tax authority located at place of the PRC company whose equity has been transferred, and the PRC company whose equity has been transferred shall assist the tax authorities to collect taxes from the relevant non-resident enterprise. However, it is unclear whether the Measures refer to the equity transfer by a non-resident enterprise which is a direct or an indirect shareholder of the said PRC company. Given these Measures, there is a possibility that Hunan Xiangmei Food Co., Ltd. may have an obligation to withhold income tax in respect of the dividends paid to non-resident enterprise investors.

The new tax law provides only a framework of the enterprise tax provisions, leaving many details on the definitions of numerous terms as well as the interpretation and specific applications of various provisions unclear and unspecified. Any increase in the combined company’s tax rate in the future could have a material adverse effect on its financial conditions and results of operations.

We face uncertainty from China’s Circular on Strengthening the Administration of Enterprise Income Tax on Non-Resident Enterprises' Share Transfer (Circular 698 that was released in December 2009 with retroactive effect from January 1, 2008.)

The Chinese State Administration of Taxation released a circular (“Circular 698”) on December 10, 2009 that addresses the transfer of shares by nonresident companies. Circular 698, which is effective retroactively to January 1, 2008, may have a significant impact on many companies that use offshore holding companies to invest in China. Pursuant to Circular 698, where the withholding agent does not withhold in accordance with laws or can’t perform the withholding obligation, the non-resident enterprises shall file tax declaration with the PRC tax authority located at place of the resident enterprise whose equity has been transferred, within seven days since the date of equity transfer provided under the contracts.

Where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise by selling the shares in an offshore holding company, and the latter is located in a country or jurisdiction where the effective tax burden is less than 12.5% or where the offshore income of his, her, or its residents is not taxable, the foreign investor is required to provide the tax authority in charge of that Chinese resident enterprise with the relevant information within 30 days of the transfers. Moreover, where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise through an abuse of form of organization and there are no reasonable commercial purposes such that the corporate income tax liability is avoided, the PRC tax authority will have the power to re-assess the nature of the equity transfer in accordance with PRC’s “substance-over-form” principle and deny the existence of the offshore holding company that is used for tax planning purposes.

There is uncertainty as to the application of Circular 698. For example, while the term "indirectly transfer" is not defined, it is understood that the relevant PRC tax authorities have jurisdiction regarding requests for information over a wide range of foreign entities having no direct contact with China. Moreover, the relevant authority has not yet promulgated any formal provisions or formally declared or stated how to calculate the effective tax in the country or jurisdiction and to what extent and the process of the disclosure to the tax authority in charge of that Chinese resident enterprise. In addition, there are no formal declarations with regard to how to decide abuse of form of organization and reasonable commercial purpose, which can be utilized by us to balance if our company complies with the Circular 698. As a result, we may become at risk of being taxed under Circular 698 and we may be required to expend valuable resources to comply with Circular 698 or to establish that we should not be taxed under Circular 698, which could have a material adverse effect on our financial condition and results of operations.

Hunan Xiangmei Food Co., Ltd. is obligated to withhold and pay PRC individual income tax on behalf of our employees who are subject to PRC individual income tax. If we fail to withhold or pay such individual income tax in accordance with applicable PRC regulations, we may be subject to certain sanctions and other penalties and may become subject to liability under PRC laws.

Under PRC laws, Hunan Xiangmei Food Co., Ltd. is obligated to withhold and pay individual income tax on behalf of our employees who are subject to PRC individual income tax. If the PRC subsidiary fails to withhold and/or pay such individual income tax in accordance with PRC laws, it may be subject to certain sanctions and other penalties and may become subject to liability under PRC laws.

In addition, the SAT has issued several circulars concerning employee stock options. Under these circulars, our employees working in the PRC (which could include both PRC employees and expatriate employees subject to PRC individual income tax) who exercise stock options will be subject to PRC individual income tax. Our PRC subsidiary has obligations to file documents related to employee stock options with relevant tax authorities and withhold and pay individual income taxes for those employees who exercise their stock options. While tax authorities may advise us that our policy is compliant, they may change their policy, and we could be subject to sanctions.

Regulation of foreign currency’s conversion into RMB and investment by FIEs may adversely affect our PRC subsidiary’s direct investment in China

On August 29, 2008, SAFE issued a Notice of the General Affairs Department of the State Administration of Foreign Exchange on the Relevant Operating Issues concerning the Improvement of the Administration of Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises or Notice 142, to further regulate the foreign exchange of FIEs. According to the Notice 142, FIEs shall obtain a verification report from a local accounting firm before converting its registered capital of foreign currency into Renminbi, and the converted Renminbi shall be used for the business within its permitted business scope. The Notice 142 explicitly prohibits FIEs from using RMB converted from foreign capital to make equity investments in the PRC, unless the domestic equity investment is within the approved business scope of the FIE and has been approved by SAFE in advance. In addition, SAFE strengthened its oversight over the flow and use of Renminbi funds converted from the foreign currency-dominated capital of a FIE. The use of such Renminbi may not be changed without approval from SAFE, and may not be used to repay Renminbi loans if the proceeds of such loans have not yet been used. Violations of Notice 142 may result in severe penalties, including substantial fines as set forth in the SAFE rules.

Regulations of Overseas Investments and Listings may increase the administrative burden we face and create regulatory uncertainties.

On August 8, 2006, six PRC regulatory agencies, including the MOFCOM, the CSRC, the SASAC, SAT, the SAIC and the SAFE, amended and released the New M&A Rule, which took effect as of September 8, 2006. This regulation, among other things, includes provisions that purport to require that an offshore SPV formed for purposes of overseas listing of equity interest in PRC companies and controlled directly or indirectly by PRC companies or individuals obtain the approval of CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange.

On September 21, 2006, CSRC published on its official website procedures regarding its approval of overseas listings by SPVs. CSRC approval procedures require the filing of a number of documents with CSRC and it would take several months to complete the approval process.

The application of the New M&A Rule with respect to overseas listings of SPVs remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope of the applicability of CSRC approval requirement.

It is not clear whether the provisions in the new regulation regarding the offshore listing and trading of the securities of a SPV apply to an offshore company such as us which owns equity interest in Hunan Xiangmei Food Co., Ltd. We believe that the M&A Rules and CSRC approval are not required in the context of the share exchange under our transaction because (i) such share exchange is a purely foreign related transaction governed by foreign laws, not subject to the jurisdiction of PRC laws and regulations; (ii) we are not a SPV formed or controlled by PRC companies or PRC individuals; (iii) Hunan Xiangmei Food Co., Ltd. was established as a foreign investment enterprise by means of direct investment rather than by merger or acquisition of an existing PRC domestic company and it is not owned or controlled by PRC individuals or entities; (iv) we are currently owned or substantively controlled by foreigners; and (v) there is no clear requirement in the New M&A Rule that would require an application to be submitted to the MOFCOM or CSRC for the approval of the listing and trading of our common stock on the U.S. security market. However, we cannot be certain that the relevant PRC government agencies, including CSRC, would reach the same conclusion, and we still cannot rule out the possibility that CSRC may deem that the transactions effected by the share exchange circumvented the M&A Rules, the PRC Securities Law and other rules and notices.

If CSRC or another PRC regulatory agency subsequently determines that CSRC’s approval is required for the transaction, we may face sanctions by CSRC or another PRC regulatory agency. If this happens, these regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this Offering into the PRC, restrict or prohibit payment or remittance of dividends to us or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our shares. CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to delay or cancel the transaction.

The M&A Rules, along with foreign exchange regulations discussed in the above subsection, will be interpreted or implemented by the relevant government authorities in connection with our future offshore financings or acquisitions, and we cannot predict how they will affect our business development strategy.

Failure to comply with PRC laws and regulations relating to the environmental protection and safety in production requirements in China may result in severe penalties and liabilities.

The Chinese government has been adopting increasingly stringent regulations relating to the safety and environmental protection, and our business depends upon compliance with the aforesaid regulations and requirements. We are in the process of conducting as-build acceptance inspection and have to obtain relevant safety production permits and approvals from a variety of competent government authorities upon completion of aforesaid inspection. There is no assurance that we will obtain or renew all of such permits or approvals from relevant competent government authorities, which are subject to our fulfillment of the standards and requirements set out by the regulatory authorities. Our operations at our production facilities are subject to periodic checks by the relevant authorities in the PRC and they have the power to take action against us, impose fines, withdraw or suspend our relevant licenses or activities or impose other penalties if we fail to comply with relevant regulations, in the event of which our business operations may be adversely affected. In addition, any change in the scope or application of these laws and regulations may limit our production capacity or increase our cost of operation and could therefore have an adverse effect on our business operations, financial condition and operating results. Our failure to comply with these laws and regulations could result in fines, penalties or legal proceedings. There can be no assurance that the Chinese government will not impose additional or stricter laws or regulations, compliance with which may cause us to incur significant capital expenditures, which it may not be able to pass on to our customers.

Risks Associated With Doing Business in China

There are substantial risks associated with doing business in China, as set forth in the following risk factors.

Our operations and assets in China are subject to significant political and economic uncertainties.

Changes in PRC laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business, results of operations and financial condition. Under its current leadership, the Chinese government has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the Chinese government will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

We derive all of our sales from China.

All of our sales are generated from China. We anticipate that sales of our products in China will continue to represent a substantial proportion of our total sales in the near future. Any significant decline in the condition of the PRC economy could adversely affect consumer demand of our products, among other things, which in turn would have a material adverse effect on our business and financial condition.

Currency fluctuations and restrictions on currency exchange may adversely affect our business, including limiting our ability to convert Chinese Renminbi into foreign currencies and, if Chinese Renminbi were to decline in value, reducing our revenue in U.S. dollar terms.

Our reporting currency is the U.S. dollar and our operations in China use their local currency as their functional currencies. Substantially all of our revenue and expenses are in Chinese Renminbi. We are subject to the effects of exchange rate fluctuations with respect to any of these currencies. For example, the value of the Renminbi depends to a large extent on Chinese government policies and China’s domestic and international economic and political developments, as well as supply and demand in the local market. Since 1994, the official exchange rate for the conversion of Renminbi to the U.S. dollar had generally been stable and the Renminbi had appreciated slightly against the U.S. dollar. However, on July 21, 2005, the Chinese government changed its policy of pegging the value of Chinese Renminbi to the U.S. dollar. Under the new policy, Chinese Renminbi may fluctuate within a narrow and managed band against a basket of certain foreign currencies. As a result of this policy change, Chinese Renminbi appreciated approximately 0.09% against the U.S. dollar in 2009 and 3.35% in 2008. It is possible that the Chinese government could adopt a more flexible currency policy, which could result in more significant fluctuation of Chinese Renminbi against the U.S. dollar. We can offer no assurance that Chinese Renminbi will be stable against the U.S. dollar or any other foreign currency.

The income statements of our operations are translated into U.S. dollars at the average exchange rates in each applicable period. To the extent the U.S. dollar strengthens against foreign currencies, the translation of these foreign currency denominated transactions could result in reduced revenue, operating expenses and net income for our international operations. Similarly, to the extent the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions could result in increased revenue, operating expenses and net income for our international operations. We are also exposed to foreign exchange rate fluctuations as we convert the financial statements of our foreign subsidiaries into U.S. dollars in consolidation. If there is a change in foreign currency exchange rates, the conversion of the foreign subsidiaries’ financial statements into U.S. dollars will lead to a translation gain or loss which is recorded as a component of other comprehensive income. In addition, we have certain assets and liabilities that are denominated in currencies other than the relevant entity’s functional currency. Changes in the functional currency value of these assets and liabilities create fluctuations that will lead to a transaction gain or loss. We have not entered into agreements or purchased instruments to hedge our exchange rate risks, although we may do so in the future. The availability and effectiveness of any hedging transaction may be limited and we may not be able to successfully hedge our exchange rate risks.

Although Chinese governmental policies were introduced in 1996 to allow the convertibility of Chinese Renminbi into foreign currency for current account items, conversion of Chinese Renminbi into foreign exchange for capital items, such as foreign direct investment, loans or securities, requires the approval of SAFE which is under the authority of the People’s Bank of China. These approvals, however, do not guarantee the availability of foreign currency conversion. We cannot be sure that we will be able to obtain all required conversion approvals for our operations or that Chinese regulatory authorities will not impose greater restrictions on the convertibility of Chinese Renminbi in the future. Because a significant amount of our future revenue may be in the form of Chinese Renminbi, our inability to obtain the requisite approvals or any future restrictions on currency exchanges could limit our ability to utilize revenue generated in Chinese Renminbi to fund our business activities outside of China, or to repay foreign currency obligations, including our debt obligations, which would have a material adverse effect on our financial condition and results of operations

We may have limited legal recourse under PRC laws if disputes arise under our contracts with third parties.

The Chinese government has enacted laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. If our new business ventures are unsuccessful, or other adverse circumstances arise from these transactions, we face the risk that the parties to these ventures may seek ways to terminate the transactions, or, may hinder or prevent us from accessing important information regarding the financial and business operations of these acquired companies. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance, or to seek an injunction under PRC law, in either of these cases, are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.

Because our funds are held in banks in uninsured PRC bank accounts, the failure of any bank in which we deposit our funds could affect our ability to continue our business.

Funds on deposit at banks and other financial institutions in the PRC are often uninsured. A significant portion of our assets are in the form of cash deposited with banks in the PRC, and in the event of a bank failure, we may not have access to our funds on deposit. Depending upon the amount of money we maintain in a bank that fails, our inability to have access to our cash could impair our operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue in business.

Our business could be severely harmed if the Chinese government changes its policies, laws, regulations, tax structure or its current interpretations of its laws, rules and regulations, relating to our operations in China.

Our business is located in Hunan province, China and virtually all of our assets are located in China. We generate our sales revenue only from customers located in China. Our results of operations, financial state of affairs and future growth are, to a significant degree, subject to China’s economic, political and legal development and related uncertainties. Our operations and results could be materially affected by a number of factors, including, but not limited to

●	Changes in policies by the Chinese government resulting in changes in laws or regulations or the interpretation of laws or regulations,
●	changes in taxation,
●	changes in employment restrictions,
●	import duties, and
●	currency revaluation.

Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activities and greater economic decentralization. If the Chinese government does not continue to pursue its present policies that encourage foreign investment and operations in China, or if these policies are either not successful or are significantly altered, then our business could be harmed. Following the Chinese government’s policy of privatizing many state-owned enterprises, the Chinese government has attempted to augment its revenues through increased tax collection. It also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Continued efforts to increase tax revenues could result in increased taxation expenses being incurred by us. Economic development may be limited as well by the imposition of austerity measures intended to reduce inflation, the inadequate development of infrastructure and the potential unavailability of adequate power and water supplies, transportation and communications. In addition, the Chinese government continues to play a significant role in regulating industry by imposing industrial policies.

Failure to comply with the U.S. foreign corrupt practices act and Chinese anti-corruption laws could subject us to penalties and other adverse consequences.

Our executive officers, employees and other agents may violate applicable law in connection with the marketing or sale of our products, including China’s anti-corruption laws and the U.S. Foreign Corrupt Practices Act, or the FCPA, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. In addition, we are required to maintain records that accurately and fairly represent our transactions and have an adequate system of internal accounting controls. Foreign companies, including some that may compete with us, are not subject to these prohibitions, and therefore may have a competitive advantage over us. The PRC also strictly prohibits bribery of government officials. However, corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC.

While we intend to implement measures to ensure compliance with the FCPA and China’s anti-corruption laws by all individuals involved with our company, our employees or other agents may engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations. In addition, our brand and reputation, our sales activities or our stock price could be adversely affected if we become the target of any negative publicity as a result of actions taken by our employees or other agents.

Changes in foreign exchange regulations in the PRC may affect our ability to pay dividends in foreign currency or conduct other foreign exchange business.

The Renminbi is not a freely convertible currency currently, and the restrictions on currency exchanges may limit our ability to use revenues generated in Renminbi to fund our business activities outside the PRC or to make dividends or other payments in United States dollars. The PRC government strictly regulates conversion of Renminbi into foreign currencies. Over the years, foreign exchange regulations in the PRC have significantly reduced the government’s control over routine foreign exchange transactions under current accounts. In the PRC, SAFE regulates the conversion of the Renminbi into foreign currencies. Pursuant to applicable PRC laws and regulations, foreign invested enterprises incorporated in the PRC are required to apply for “Foreign Exchange Registration Certificates.” Currently, conversion within the scope of the “current account” (e.g. remittance of foreign currencies for payment of dividends, etc.) can be effected without requiring the approval of SAFE. However, conversion of currency in the “capital account” (e.g. for capital items such as direct investments, loans, securities, etc.) still requires the approval of SAFE.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

China only recently has permitted provincial and local economic autonomy and private economic activities, and, as a result, we are dependent on our relationship with the local government in the province in which we operate our business. Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

The implementation of the new PRC employment contract law and increase in the labor costs in China may hurt our business and profitability.

A new employment contract law became effective on January 1, 2008 in China. It imposes more stringent requirements on employers in relation to entry into fixed-term employment contracts, recruitment of temporary employees and dismissal of employees. In addition, under the newly promulgated Regulations on Paid Annual Leave for Employees, which also became effective on January 1, 2008, employees who have worked continuously for more than one year are entitled to a paid vacation ranging from 5 to 15 days, depending on the length of the employee’s service. Employees who waive such vacation entitlements at the request of the employer will be compensated for three times their normal daily salaries for each vacation day so waived. As a result of the new law and regulations, our labor costs may increase. There is no assurance that disputes, work stoppages or strikes will not arise in the future. Increases in the labor costs or future disputes with our employees could damage our business, financial condition or operating results.

According to PRC labor laws, the employer shall be responsible to deal with and pay social insurances and housing fund for all of its employees based on the actual salary of the employees. There is no guarantee that we and our subsidiaries will be able to comply with the relevant requirements. Failure to comply with the various PRC Labor Laws and regulation requirements described above could result in liability under PRC law.

Future inflation in China may inhibit our activity to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. We may have difficulty establishing adequate management, legal and financial controls in the PRC.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based on United States or other foreign laws against us and our management.

We conduct substantially all of our operations in China and substantially all of our assets are located in China. In addition, some of our directors and executive officers reside within China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon some of our directors and senior executive officers, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. It would also be difficult for investors to bring an original lawsuit against us or our directors or executive officers before a Chinese court based on U.S. federal securities laws or otherwise. Moreover, China does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgment of courts.

Because Chinese laws will govern almost all of our business’ material agreements, we may not be able to enforce our rights within the PRC or elsewhere, which could result in a significant loss of business, business opportunities or capital.

The Chinese legal system is similar to a civil law system based on written statutes. Unlike common law systems, it is a system in which decided legal cases have little precedential value. Although legislation in the PRC over the past 25 years has significantly improved the protection afforded to various forms of foreign investment and contractual arrangements in the PRC, these laws, regulations and legal requirements are relatively new. Due to the limited volume of published judicial decisions, their non-binding nature, the short history since their enactments, the discrete understanding of the judges or government agencies of the same legal provision, inconsistent professional abilities of the judicators, and the inclination to protect local interest in the court rooms, interpretation and enforcement of PRC laws and regulations involve uncertainties, which could limit the legal protection available to us, and foreign investors, including you. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital and could have a material adverse impact on our business, prospects, financial condition, and results of operations. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some time after the violation. In addition, any litigation in the PRC, regardless of outcome, may be protracted and result in substantial costs and diversion of resources and management attention.

Risks Related to our Securities

Insiders have substantial control over us, and they could delay or prevent a change in our corporate control even if our other stockholders wanted it to occur.

Our executive officers, directors, and principal stockholders hold 9,200,000 shares of our common stock, representing approximately 92.00% of our Common Stock. Accordingly, these stockholders are able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could delay or prevent an outside party from acquiring or merging with us even if our other stockholders wanted it to occur.

There may not be sufficient liquidity in the market for our securities in order for investors to sell their securities.

There is currently only a limited public market for our Common Stock and there can be no assurance that a trading market will develop further or be maintained in the future.

The market price of our Common Stock may be volatile.

The market price of our Common Stock has been and will likely continue to be highly volatile, as is the stock market in general, and the market for OTC Bulletin Board quoted stocks in particular. Some of the factors that may materially affect the market price of our Common Stock are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions or trends in the industry in which we operate or sales of our Common Stock. These factors may materially adversely affect the market price of our Common Stock, regardless of our performance. In addition, the public stock markets have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our Common Stock.

Because we are becoming public by means of a reverse merger, it may not be able to attract the attention of major brokerage firms.

Since we became public through a “reverse merger,” the newly-issued common shares issued in connection with the “reverse merger” and the Private Placement are restricted shares, As a result, our common stock will continue to be very thinly traded after the reverse merger, until a considerable number of such shares are registered in an effective registration statement or become sellable under Rule 144. Therefore, securities analysts of major brokerage firms may not provide coverage of our Company since there is little incentive to brokerage firms to recommend the purchase of our Common Stock. No assurance can be given that brokerage firms will want to conduct any secondary offerings on behalf of the Company in the future.

When the registration statement required to be filed under the Registration Rights Agreement becomes effective, there will be a significant number of shares of Common Stock eligible for sale, which could depress the market price of such stock.

Following the effective date of the registration statement required to be filed under the Registration Rights Agreement, a large number of shares of Common Stock would become available for sale in the public market, which could harm the market price of the stock. Further, shares may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect as well. In general, a non-affiliate who has held restricted securities for a period of six (6) months may sell such securities into the market and an “affiliate” who has held restricted shares for a period of six (6) months may, upon filing a notification with the SEC on Form 144, sell Common Stock into the market in an amount equal to one percent (1%) of the outstanding shares.

Any market that develops in shares of our common stock will be subject to the penny stock regulations and restrictions, which could impair liquidity and make trading difficult.

SEC Rule 15g-9, as amended, establishes the definition of a "penny stock" as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. The market price of the Common Stock is currently less than $5.00 per share and therefore may be a “penny stock.” This classification severely and adversely affects the market liquidity for our common stock.

For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person’s account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased. To approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market which, in highlight form, sets forth:

•	the basis on which the broker or dealer made the suitability determination, and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling stockholders or other holders to sell their shares in any secondary market and have the effect of reducing the level of trading activity in any secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if and when our securities become publicly traded. In addition, the liquidity for our securities may decrease, with a corresponding decrease in the price of our securities. Our shares, in all probability, will be subject to such penny stock rules for the foreseeable future and our shareholders will, in all likelihood, find it difficult to sell their securities.

The market for penny stocks has experienced numerous frauds and abuses which could adversely impact investors in our stock.

OTCBB securities are frequent targets of fraud or market manipulation, both because of their generally low prices and because OTCBB reporting requirements are less stringent than those of the stock exchanges or NASDAQ.

Patterns of fraud and abuse include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•
Wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market.

We have not paid dividends in the past and do not expect to pay dividends in the future, and any return on investment may be limited to the value of our stock.

We have never paid any cash dividends on our Common Stock and do not anticipate paying any cash dividends on our Common Stock in the foreseeable future and any return on investment may be limited to the value of our Common Stock. We plan to retain any future earning to finance growth.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

The following discussion of the financial condition and results of operation of Grain Wealth for the fiscal years ended June 30, 2010 and 2009, and for the three months ended September 30, 2010 and 2009 should be read in conjunction with the selected consolidated financial data, the financial statements and the notes to those statements that are included elsewhere in this Current Report on Form 8-K (“Form 8-K”). Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this Form 8-K. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

COMPANY OVERVIEW

Grain Wealth Limited is a limited liability company organized under the laws of the British Virgin Island (the “Grain Wealth”) on September 8, 2010. Grain Wealth owns 100% of the issued and outstanding capital stock of Qiyang County Xiangmei Food Technical Research and Development Co., Ltd., a wholly foreign-owned enterprise (“WFOE”) with limited liability incorporated under the People’s Republic of China (the “PRC”) on December 20, 2010. Qiyang Xiangmei Food Technical and Development Co., Ltd. has entered into a series of contractual agreements with the owner of Hunan Xiangmei Food Co., Ltd. (“Hunan Xiangmei”).

Hunan Xiangmei is a limited liability company formed under laws of the PRC on March 27, 2006, with a total registered capital of RMB 10 million (approximate to $1.2 million), contributed by two individual shareholders, Mr. Wu YaoTian and Mr. Zhou Taiping. On December 24, 2009, Mr. Wu YaoTian transferred all of his ownership interest to Mr. Zhou Taiping, the Chairman of Hunan Xiangmei, and Mr. Zhou became the sole owner of Hunan Xiangmei, which is engaged in the business of growing, processing and distributing glutinous rice and other consumer food products such as frozen stuffed dumplings and ice cream products in the PRC.

On December 23, 2010, Xiangmei Food entered into a series of contractual arrangements with Hunan Xiangmei. These contractual agreements require the pledge of Mr. Zhou’s equity interests in Hunan Xiangmei to Xiangmei Food. At any time during the agreement period, Xiangmei Food has exclusive rights to acquire any portion of the equity interests of Hunan Xiangmei. In addition, Xiangmei Food has sole discretion to appoint directors of Hunan Xiangmei and is entitled to certain management fees from Hunan Xiangmei. The contracts include the Voting Rights Agreement, Equity Pledge Agreement, Operating Agreement, Option Agreement and Consulting Services Agreement all attached hereto as Exhibits 10.11, 10.12, 10.13, 10.14 and 10.15, respectively.

Under these contractual arrangements, which obligate Xiangmei Food to absorb a majority of the risk of loss from Hunan Xiangmei’s activities and entitle it to receive a majority of its residual returns, Xiangmei Food has gained effective control over Hunan Xiangmei. Through these contractual arrangements, Xiangmei Food now holds the variable interests of Hunan Xiangmei, and Xiangmei Food becomes the primary beneficiary of Hunan Xiangmei. Based on these contractual arrangements, Hunan Xiangmei is considered as a Variable Interest Entity (“VIE”)  under ASC 810, "Consolidation of Variable Interest Entities, an Interpretation of ARB No.51", because the equity investor in Hunan Xiangmei no longer has the characteristics of a controlling financial interest. Accordingly, Hunan Xiangmei should be consolidated under ASC 810.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We continually evaluate our estimates, including those related to bad debts, inventories, recovery of long-lived assets, income taxes, and the valuation of equity transactions. We base our estimates on historical experience and on various other assumptions that we believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Any future changes to these estimates and assumptions could cause a material change to our reported amounts of revenues, expenses, assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of the financial statements.

While our significant accounting policies are more fully described in Note 1 to our consolidated financial statements for the year ended June 30, 2010, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating this management discussion and analysis.

Variable Interest Entities

Pursuant to Financial Accounting Standards Board accounting standards, we are required to include in our consolidated financial statements the financial statements of variable interest entities (“VIEs”). The accounting standards require a VIE to be consolidated by a company if that company is subject to a majority of the risk of loss for the VIE or is entitled to receive a majority of the VIE’s residual returns. VIEs are those entities in which we, through contractual arrangements, bear the risk of, and enjoy the rewards normally associated with ownership of the entity, and therefore we are the primary beneficiary of the entity.

HuNan Xiangmei is considered a VIE, and we are the primary beneficiary. We conduct our operations in China through our indirect PRC subsidiary HuNan Xiangmei. On December 23, 2010, we entered into agreements with HuNan Xiangmei pursuant to which we shall receive 100% of HuNan Xiangmei’s net income. In accordance with these agreements, HuNan Xiangmei shall pay consulting fees equal to 100% of its net income to our wholly-owned subsidiary, Xiangmei Food.

The accounts of HuNan Xiangmei are consolidated in the accompanying financial statements. As a VIE, HuNan Xiangmei sales are included in our total sales, its income from operations is consolidated with our, and our net income includes all of HuNan Xiangmei’s net income, and its assets and liabilities are included in our consolidated balance sheet. The VIEs do not have any non-controlling interest and accordingly, did not subtract any net income in calculating the net income attributable to us. Because of the contractual arrangements, we have pecuniary interest in HuNan Xiangmei that requires consolidation of HuNan Xiangmei’s financial statements with our financial statements.

Accounts receivable

We have a policy of reserving for uncollectible accounts based on our best estimate of the amount of probable credit losses in our existing accounts receivable. We periodically review our accounts receivable and other receivables to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. Account balances deemed to be uncollectible are charged to the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

As a basis for accurately estimating the likelihood of collection has been established, we consider a number of factors when determining reserves for uncollectable accounts. We believe that we use a reasonably reliable methodology to estimate the collectability of our accounts receivable. We review our allowances for doubtful accounts on at least a quarterly basis. We also consider whether the historical economic conditions are comparable to current economic conditions. If the financial condition of our customers or other parties that we have business relations with were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Inventories

Inventories, consisting of raw materials, work in process and finished goods related to our products are stated at the lower of cost or market utilizing the weighted average method. An allowance is established when management determines that certain inventories may not be saleable. If inventory costs exceed expected market value due to obsolescence or quantities in excess of expected demand, we will record additional reserves for the difference between the cost and the market value. These reserves are recorded based on estimates. We review inventory quantities on hand and on order and record, on a quarterly basis, a provision for excess and obsolete inventory, if necessary. If the results of the review determine that a write-down is necessary, we recognize a loss in the period in which the loss is identified, whether or not the inventory is retained. Our inventory reserves establish a new cost basis for inventory and are not reversed until we sell or dispose of the related inventory. Such provisions are established based on historical usage, adjusted for known changes in demands for such products, or the estimated forecast of product demand and production requirements.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using straight-line method over the estimated useful lives of the assets. The estimated useful lives of the assets are as follows:

	Useful Life
Building and building improvements	5 – 30	Years
Manufacturing equipment	5-10	Years
Office equipment and furniture	5	Years
Vehicle	5	Years

The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition.

We examine the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable. We recognize an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value.

Land use rights under capital lease

There is no private ownership of land in the PRC. All land in the PRC is owned by the government and cannot be sold to any individual or company. The government grants a land use right that permits the holder of the land use right to use the land for a specified period. Our land use rights were granted with a term of 50 years. Any transfer of the land use right requires government approval. We have recorded as an intangible asset under capital lease for the amount of the present value of total payment made to the leasor. The land use rights are amortized on the straight-line method over the lease terms.

Revenue recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the purchase price is fixed or determinable and collectability is reasonably assured. The Company recognizes revenues from the sale of glutinous products and other food upon shipment and transfer of title.

Income taxes

We are governed by the Income Tax Law of the PRC. Income taxes are accounted for pursuant to accounting standards, which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our financial statements or tax returns. The charge for taxes is based on the results for the year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probably that taxable profit will be available against which deductible temporary differences can be utilized.

Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity.

Deferred tax assets and liabilities are offset when they related to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

The Company is governed by the Income Tax Law of the People’s Republic of China. According to China State Administration to Taxation in Qiyang County in Hunan Province, from June 1, 2006 to December 24, 2009, the Company is foreign invested joint venture, which enjoyed income tax waiver in the first five years and half income tax waiver in the following three years. According to China State Administration to Taxation in Qiyang County ni Hunan Province, because the Company was awarded as a “Leading Agricultural Enterprise in Hunan Province” and invested in Qiyang Industrial Development Zone, starting from December 24, 2009, the Company continues to enjoy the income waiver. As a result, the Company had not incurred any income tax since its inception. All tax years since inception remain subject to examination by the tax authorities.

Foreign currency translation

The reporting currency of the Company is the U.S. dollar. The functional currency of the Company is the local currency, the Chinese Renminbi (“RMB”). Results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate at the end of the period, and equity is translated at historical exchange rates. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date with any transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. All of the Company’s revenue transactions are transacted in the functional currency. The Company does not enter any material transaction in foreign currencies and accordingly, transaction gains or losses have not had, and are not expected to have, a material effect on the results of operations of the Company.

RESULTS OF OPERATIONS

Results of Operations for the three months ended September 30, 2010 Compared to the three months ended September 30, 2009

The following tables set forth key components of our results of operations for the periods indicated, in dollars, and key components of our revenue for the period indicated, in dollars. The discussion following the table is based on these results.

GRAIN WEALTH LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(UNAUDITED)
	For the three months Ended
	September 30,
	2010	2009	Variance	%

NET REVENUES	$7,523,433	$3,829,380	$3,694,053	96%
COST OF REVENUES	5,447,965	2,377,195	3,070,770	129%
GROSS PROFIT	2,075,468	1,452,185	623,283	43%
	-
OPERATING EXPENSES:	-
Selling and marketing expenses	245,660	204,507
General and administrative expenses	212,456	164,027	48,429	30%
Total Operating Expenses	458,116	368,534	89,582	24%
	-
INCOME FROM OPERATIONS	1,617,352	1,083,651	533,701	49%

OTHER (EXPENSE) INCOME:
Interest income	-	-
Interest expense	(96,814)	(80,336)
Non-operational income	14,749	20,359
Total Other (Expense) Income	(82,065)	(59,977)
	-
INCOME BEFORE INCOME TAXES	1,535,287	1,023,674	511,613	50%
INCOME TAXES	-	-
NET INCOME	$1,535,287	$1,023,674	511,613	50%

COMPREHENSIVE INCOME:
Net Income	$1,535,287	$1,023,674	511,613	50%
Other Comprehensive Income:
Foreign currency translation gain	265,884	10,144	255,740	2521%
TOTAL COMPREHENSIVE INCOME	$1,801,171	$1,033,818	767,353	74%

BASIC AND DILUTED INCOME PER COMMON SHARE	$153.53	$102.37	$51.16	50%

BASIC AND DILUTED WEIGHTED AVERAGE COMMON
SHARES OUTSTANDING	10,000	10,000

Revenues. For the three months ended September 30, 2010, we had net revenues of $7,523,433, as compared to net revenues of $3,829,380 for the three months ended September 30, 2009, an increase of approximately 96%. The increase in net revenue was attributable to strong demand and increasing market prices.

Revenues by product line are as follows:

Sales Revenue	For the Three Months	For the Three Months	Increase	Percentage
	ended September	ended September	(Decrease)	Change
	30, 2010	30, 2009
Frozen Rice Dumplings	$646,346	$484,271	$162,075	33.5%
Frozen Dumplings	383,690	221,984	161,706	72.8%
Frozen Pasta	271,794	184,267	87,527	47.5%
Ice Cream	1,813,927	1,557,829	256,099	16.4%
Sesame	842,165	148,352	693,813	467.7%
Peanuts	1,904,413	365,793	1,538,619	420.6%
Glutinous Rice	1,560,512	866,884	693,628	80.0%
Glutinous Rice Grain	100,586	-	100,586	N/A

Total net revenues	$7,523,433	$3,829,380	$3,694,053	96.5%

The increase in revenues from the sale of frozen rice dumplings was mainly attributable to our substantial increase in sales volume, partially offset by unit sale price cut from the three months ended September 30, 2009 to the three months ended September 30, 2010. For the three months ended September 30, 2010, the average sales volume is approximately 675,141 kg, as compared to the sale volume of approximately 475,192 kg for the three months ended September 30, 2009, an increase of approximately 42%. The increase in sale volume was mainly attributable to increasing production capacity and temporary sales price cut. In addition to the existing production line, the Company added a new rice dumplings product line and a cooling tunnel in early 2010. During the quarter ended September 30, 2009, in order to boost its frozen rice dumplings sales, the Company temporarily reduced its sales price of frozen rice dumplings. Because frozen rice dumplings are the main products the Company want to promote, it is the Company’s business strategy to first reduce its sales price to attract more order and then shifted back to the original sales prices. For the three months ended September 30, 2010, the average sales price per kilogram is approximately $0.96 per kilogram (kg), as compared to the sale price of approximately $1.02 per kg for the three months ended September 30, 2009, a decrease of approximately 7%.

The increase in revenues from the sale of frozen dumplings was attributable to our substantial increase in both sales prices and volume from the three months ended September 30, 2009 to the three months ended September 30, 2010. For the three months ended September 30, 2010, the average sales price per kilogram is approximately $1.39 per kilogram (kg), as compared to the sale price of approximately $1.05 per kg for the three months ended September 30, 2009, an increase of approximately 31%. The increase in sale price is a response to continually increasing cost of raw material such as meat and flour in China. For the three months ended September 30, 2010, the average sales volume is approximately 276,665 kg, as compared to the sale volume of approximately 211,246 kg for the three months ended September 30, 2009, an increase of approximately 32%. The increase in sale volume was attributable to sustained marketing efforts.

Frozen pasta mainly includes frozen steamed bread. The increase in revenues from the sale of frozen pasta was mainly attributable to our substantial increase both in sales prices and sales volume from the three months ended September 30, 2009 to the three months ended September 30, 2010. For the three months ended September 30, 2010, the average sales price per kilogram is approximately $ 1.07 per kilogram (kg), as compared to the sale price of approximately $0.83 per kg for the three months ended September 30, 2009, an increase of approximately 28%. The increase in sale price is a response to continually increasing cost of raw material such as flour in China. For the three months ended September 30, 2010, the average sales volume is approximately 255,156 kg, as compared to the sale volume of approximately 222,044 kg for the three months ended September 30, 2009, an increase of approximately 15%. The increase in sale volume was attributable to continued market efforts.

The company produces and sells ice cream only in summer. The increase in revenues from the sale of ice cream was mainly attributable to our substantial increase in sales volume from the three months ended September 30, 2009 to the three months ended September 30, 2010, offset by slightly decreasing sales prices. For the three months ended September 30, 2010, the average sales volume is approximately 798,486 kg, as compared to the sale volume of approximately 668,768 kg for the three months ended September 30, 2009, an increase of approximately 19%. The increase in sale volume was attributable to sustained marketing efforts and more and more popular consumption of ice cream in China.

The Company cultivates glutinous rice, sesame and peanuts by itself. Every year, the Company leases farmland by signing contracts with local farmers. The Company then selects seeds, purchases fertilizers, makes improvements on the farmland, hires labor, and harvests glutinous rice by itself. The increase in revenues from the sale of glutinous rice was mainly attributable to our substantial increase in sales volume from the three months ended September 30, 2009 to the three months ended September 30, 2010. For the three months ended September 30, 2010, the average sales volume is approximately 3,206,295 kg, as compared to the sale volume of approximately 1,793,387 kg for the three months ended September 30, 2009, an increase of approximately 79%. The increase in sale volume is mainly attributable to increasing yield a result of leasing more farmland from local farmers. In fiscal 2010, the Company leased farmland of approximately 32,864 Chinese Acre, as compared with 26,563 in 2009.

Cost of sales. Cost of sales increased by $3,070,770, or 129%, from $2,377,195 for the three months ended September 30, 2009 to $5,447,965 for the three months ended September 30, 2010.

Gross profit and gross margin. Our gross profit was $2,075,468 for the three months ended September 30, 2010 as compared to $1,452,185 for to the three months ended September 30, 2009 representing gross margins of 28% and 38%, respectively. The decrease in our gross margin percentage was mainly attributable to sales discounts,, increasing costs and a larger proportion of sale of self-cultivated produce such as glutinous rice, sesame and peanuts, which usually have lower profit margin percentages.

Gross margin percentages by product line are as follows:
	For the Three Months September 30, 2010	For the Three Months September 30, 2009
Frozen Rice Dumplings	44%	51%
Frozen Dumplings	52%	43%
Frozen Pasta	43%	42%
Ice Cream	46%	53%
Sesame	19%	21%
Peanuts	16%	16%
Glutinous Rice	10%	14%
Glutinous Rice Grain	8%	N/A

Overall gross profit %	28%	38%

Due to inflation in 2010 in China, the cost of agricultural raw material such as flour, glutinous rice powder, sugar, oil meat and vegetables, used in producing frozen foods as above all increased dramatically in 2010. The variances in gross profit margin percentages between fiscal 2010 and 2009 generally reflect the increase both in sale price and cost.

The gross profit margin percentage of frozen rice dumplings decreased to 51% for the three months ended September 30, 2010 from 44% for to the three months ended September 30, 2009. The Company reduced its sales price and experienced increasing cost of raw material.

The gross profit margin percentage of frozen dumplings increased to 52% for the three months ended September 30, 2010 from 43% for to the three months ended September 30, 2009. Although the cost of raw material increased, the Company was able to raise its sales price more quickly than its cost.

The gross profit margin percentage of ice cream decreased to 46% for the three months ended September 30, 2010 from 53% for to the three months ended September 30, 2009. De

The gross profit margin percentage of ice cream decreased to 10% for the three months ended September 30, 2010 from 14% for to the three months ended September 30, 2009. Although the cultivation cost including fertilizer and labor cost all increased due to inflation in China, the Company was unable to raise its sales price in its annual sale contract signed in early 2010.

All other products’ profit margin are generally consistent from the three months ended September 30, 2009 to the three months ended September 30, 2010.

Selling expenses. Selling expenses were $ 245,660 and $204,507 for the year ended June 30, 2010 and 2009 respectively. Selling expenses consisted of the following:

	For the Three Months Ended	For the Three Months Ended
	September 30, 2010	September 30, 2009	Increase/decrease
Shipping and handling	159,182	140,546	13%
Compensations and related benefits	24,807	14,474	71%
Advertising and promotion	12,558	10,579	19%
Depreciation	7,932	6,911	15%
Office expense	12,181	9,411	29%
Others	29,000	22,587	28%
Total	245,660	204,507	20%
selling expense as % of revenues	3%	5%

☐	Shipping and handling increased by $18,636 or 13% due to the increase in our sales volume.

☐	Compensation and related benefits increased by $10,333 or 71% due to an increase in salesperson travelling compensation.

☐	Advertising and promotion expense increased by $ 1,979 or 19% which was attributed to the increased sales efforts in exploring the market.

☐	Office expense increased by $2,770 or 29% due to expansion of sales team.

☐	Other expense includes .

General and administrative expenses. General and administrative expenses amounted to $212,456 for the three months ended September 30, 2010, as compared to $164,027 for the same period in 2009, an increase of $48,429 or 30%. General and administrative expenses consisted of the following:

	For the Three Months Ended	For the Three Months Ended
	September 30, 2010	September 30, 2009	Increase/decrease
Compensation and related benefits	54,246	48,359	12%
Depreciation	68,258	50,767	34%
Office expense	12,895	9,218	40%
Others	77,057	55,682	38%
Total	212,456	164,027	30%

☐	Compensation and related benefits increased by $ 5,887 or 12% due to an increase in the number of employees

☐	Depreciation expense increased by $ 17,491 or 34% due to the increase in fixed assets.

☐	Office expense increased by $3,677 or 40% due to expansion of administration team.

☐
Other general and administrative expenses increased by $ 21,375 or 38%. It mainly includes utilities, repairs, telecommunication, conference expense and certain low-value material. These expenses increased as the company grew.

Income from operations. For the three months ended September 30, 2010, income from operations was $1,617,352, as compared to $1,083,651 for the three months ended September 30, 2009, an increase of $533,701 or 49%.

Other income (expenses). For the three months ended September 30, 2010, other expense amounted to $82,065 as compared to other expenses of $59,977 for the same period in 2009. For the three months ended September 30, 2010 and 2009, other income (expense) included:

☐	Interest expense increased by $16,478 or 21%. During the three months ended September 30, 2010, we incurred more interest due to more bank loans.
☐	Non-operational income decreased by $5,610 or 28%.

Income tax expense. The Company enjoyed income tax exemption as an agricultural related business.

Net income. As a result of the factors described above, our net income for the three months ended September 30, 2010 was $1,535,287, or $153.53 per share (basic and diluted). For the three months ended September 30, 2009, we had net income of $1,023,674 or $102.37 per share (basic and diluted).

Foreign currency translation gain. The functional currency of our subsidiaries operating in the PRC is the Chinese Yuan or Renminbi (“RMB”). The financial statements of our subsidiaries are translated to U.S. dollars using period end rates of exchange for assets and liabilities, and average rates of exchange (for the period) for revenues, costs, and expenses. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations. As a result of these translations, which are a non-cash adjustment, we reported a foreign currency translation gain of $265,884 for the three months ended September 30, 2010 as compared to $ 10,144 for the same period year 2009. This non-cash gain had the effect of increasing our reported comprehensive income.

Comprehensive income. For the three months ended September 30, 2010, comprehensive income of $1,801,171 is derived from the sum of our net income of $1,535,287 plus foreign currency translation gains of $265,884.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2010, our balance of cash and cash equivalents was $3,571,209. As of June 30, 2010, our balance of cash and cash equivalents was $1,802,342.

The following summarizes the key components of the Company’s cash flows for the three months ended September 30, 2010 and 2009:

	For the Three Months Ended
	September 30,	September 30,
	2010	2009
Net cash provided by operating activities	$35,126	$(1,716,213)
Cash flows used in investing activities	(20,542)	(153,547)
Cash flows provided (used) in financing activities	1,703,459	1,973,367
Net increase in cash and cash equivalents	$1,768,867	$105,306

The Company currently generates its cash flow through operations which it believes will be sufficient to sustain current level operations for at least the next twelve months.

In summary, our cash flows were:

 Net cash provided by operating activities increased in the three months ended September 30, 2010 by $1,751,339 to $35,126 from net cash used in operating activities of $1,716,213 for the three months ended September 30, 2009. These changes were mainly brought about by changes as follows: an increase in cash provided by advances from customers of $892,061,  a decrease in cash used for Cost of growing crops of $1,415,007, a decrease in cash provided by accounts receivable of $1,678,936. This was off-set by an increase in net income of $ 511,614 or an increase of 50% over the prior period ended September 30, 2009.

 Net cash used in investing activity decreased by $133,005 in the period ended September 30, 2010 compared to the same period ended in 2009 which is due to decrease in cash used for our acquisition of machinery and equipment.

Net cash provided by financing activities decreased by $269,908 to $1,703,459 in the period ended September 30, 2010 compared to $1,973,367 used in financing activities at the same period ended in 2009. This was due to a increase in cash provided by short-term loans of $972,582, offset by a decrease in cash proceeds from loan from related party of $1,242,490.

Working capital at September 30, 2010 was increased by $ 1,863,739 to $ 2,685,653 from $ 821,914 or 227% at September 30, 2009.

Results of Operations for the Year ended June 30, 2010 Compared to the Year ended June 30, 2009

The following tables set forth key components of our results of operations for the periods indicated, in dollars, and key components of our revenue for the period indicated, in dollars. The discussion following the table is based on these results.

GRAIN WEALTH LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Years Ended
	June 30,
	2010	2009	Variance	%

NET REVENUES	$25,098,672	$18,734,371	$6,364,301	34%
COST OF REVENUES	15,978,235	12,083,734	3,894,501	32%
GROSS PROFIT	9,120,437	6,650,637	2,469,800	37%

OPERATING EXPENSES:
Selling and marketing expenses	1,239,766	1,125,819
General and administrative expenses	967,548	761,331	206,217	27%
Total Operating Expenses	2,207,314	1,887,150	320,164	17%

INCOME FROM OPERATIONS	6,913,123	4,763,487	2,149,636	45%

OTHER (EXPENSE) INCOME:
Interest income	5,334	5,604
Interest expense	(397,272)	(463,397)
Non-operational income	166,935	85,414
Total Other (Expense) Income	(225,003)	(372,379)

INCOME BEFORE INCOME TAXES	6,688,120	4,391,108	2,297,012	52%
INCOME TAXES	-	-
NET INCOME	$6,688,120	$4,391,108	2,297,012	52%

COMPREHENSIVE INCOME:
Net Income	$6,688,120	$4,391,108	2,297,012	52%
Other Comprehensive Income:
Foreign currency translation gain	39,961	20,810	19,151	92%
TOTAL COMPREHENSIVE INCOME	$6,728,081	$4,411,918	2,316,163	52%

Revenues. For the year ended June 30, 2010, we had net revenues of $25,098,672, as compared to net revenues of $18,734,371 for the year ended June 30, 2009, an increase of approximately 34%. The increase in net revenue was attributable to strong demand and increasing market prices.

Revenues by product line are as follows:

	For the Year ended June 30, 2010	For the Year Ended June 30, 2009	Increase (Decrease)	Percentage Change
Frozen Rice Dumplings	$5,907,076	$4,340,404	$1,566,672	36.1%
Frozen Dumplings	2,947,368	1,965,649	981,719	49.9%
Frozen Pasta	2,719,930	1,905,483	814,447	42.7%
Ice Cream	3,848,626	2,788,307	1,060,319	38.0%
Sesame	632,187	329,108	303,079	92.1%
Peanuts	1,367,188	873,354	493,833	56.5%
Glutinous Rice	7,676,297	6,532,067	1,144,230	17.5%

Total net revenues	$25,098,672	$18,734,371	$6,364,301	34.0%

The increase in revenues from the sale of frozen rice dumplings was attributable to our substantial increase in both sales prices and volume from fiscal 2009 to 2010. For the year ended June 30, 2010, the average sales price per kilogram is approximately $1.1 per kilogram (kg), as compared to the sale price of approximately $0.94 per kg for the year ended June 30, 2009, an increase of approximately 17%. The increase in sale price is a response to continually increasing cost of raw material such as glutinous rice during fiscal 2010 in China. For the year ended June 30, 2010, the average sales volume is approximately 5,379,402 kg, as compared to the sale volume of approximately 4,636,229 kg for the year ended June 30, 2009, an increase of approximately 16%. The increase in sale volume was attributable to sustained marketing efforts and increasing production capacity. In addition to the existing production line, the Company added a new rice dumplings product line and a cooling tunnel in fiscal 2010.

The increase in revenues from the sale of frozen dumplings was attributable to our substantial increase in both sales prices and volume from fiscal 2009 to 2010. For the year ended June 30, 2010, the average sales price per kilogram is approximately $1.11 per kilogram (kg), as compared to the sale price of approximately $0.85 per kg for the year ended June 30, 2009, an increase of approximately 31%. The increase in sale price is a response to continually increasing cost of raw material such as meat and flour during fiscal 2010 in China. For the year ended June 30, 2010, the average sales volume is approximately 2,653,743 kg, as compared to the sale volume of approximately 2,316,274 kg for the year ended June 30, 2009, an increase of approximately 15%. The increase in sale volume was attributable to sustained marketing efforts and increasing production capacity. In fiscal 2010, the Company increased its production efficiency by replacing certain dumplings making machines with new ones.

Frozen pasta mainly includes frozen steamed bread. The increase in revenues from the sale of frozen pasta was mainly attributable to our substantial increase in sales volume from fiscal 2009 to 2010. For the year ended June 30, 2010, the average sales volume is approximately 2,739,797 kg, as compared to the sale volume of approximately 1,947,135 kg for the year ended June 30, 2009, an increase of approximately 41%. The increase in sale volume was attributable to continued market efforts.

The company produces and sells ice cream only in summer. The increase in revenues from the sale of ice cream was mainly attributable to our substantial increase in sales volume from fiscal 2009 to 2010. For the year ended June 30, 2010, the average sales volume is approximately 5,913,000 kg, as compared to the sale volume of approximately 4,339,000 kg for the year ended June 30, 2009, an increase of approximately 36%. The increase in sale volume was attributable to sustained marketing efforts and increasing production capacity. During fiscal 2010, the Company sales network extended further into Guangxi Province and rural areas.

The Company cultivates glutinous rice, sesame and peanuts by itself. Every year, the Company leases farmland by signing contracts with local farmers. During the year, the Company selects seeds, purchases fertilizers, makes improvements on the farmland, hires labor, and harvests glutinous rice by itself. The increase in revenues from the sale of glutinous rice was mainly attributable to our substantial increase in sales volume from fiscal 2009 to 2010. For the year ended June 30, 2010, the average sales volume is approximately 15,825,414 kg, as compared to the sale volume of approximately 13,782,317 kg for the year ended June 30, 2009, an increase of approximately 15%. The increase in sale volume is mainly attributable to increasing yield a result of leasing more farmland from local farmers. In fiscal 2010, the Company leased farmland of approximately 32,864 Chinese Acre, as compared with 26,563 in 2009.

Cost of sales. Cost of sales increased by $ 3,894,501, or 32%, from $ 12,083,734 for the year ended June 30, 2009 to $ 15,978,235 for the year ended June 30, 2010.

Gross profit and gross margin. Our gross profit was $ 9,120,437 for year ended June 30, 2010 as compared to $6,650,637 for the year ended June 30, 2009 representing gross margins of 36% and 35%, respectively. The increase in our gross margin percentage was mainly attributable to the larger proportion of sale of processed frozen foods, which usually have higher profit margin percentages.

Gross margin percentages by product line are as follows:

	For the Year ended	For the Year ended
	June 30, 2010	June 30, 2009
Frozen Rice Dumplings	52.3%	50.4%
Frozen Dumplings	47.5%	44.7%
Frozen Pasta	48.3%	51.9%
Ice Cream	49.3%	52.6%
Sesame	20.9%	19.2%
Peanuts	18.2%	20.4%
Glutinous Rice	13.5%	13.6%

Overall gross profit %	36.3%	35.5%

Due to inflation in fiscal 2010 in China, the cost of agricultural raw material such as flour, glutinous rice powder, sugar, oil meat and vegetables, used in producing frozen foods as above all increased dramatically in fiscal 2010. The variances in gross profit margin percentages between fiscal 2010 and 2009 reflect the increase both in sale price and cost.

The gross profit margin percentage of frozen rice dumplings and frozen dumplings increased to 52.7% and 48.3% for the year ended June 30, 2010 respectively, from 50.2% and 44.4% for the year ended June 30, 2009 respectively. The Company was able to raise sale prices of frozen rice dumplings and frozen dumplings at higher level than their cost increase.

The gross profit margin percentage of frozen pasta and ice cream decreased to 49.2% and 50.0% for the year ended June 30, 2010 respectively, from 51.6% and 52.4% for the year ended June 30, 2009 respectively. The decrease reflects higher cost increase in raw material compared with sale prices increase. In addition, the lower profit margin is part of marketing effort to increase sale volume.

Selling expenses. Selling expenses were $1,239,766 and $1,125,819 for the year ended June 30, 2010 and 2009 respectively. Selling expenses consisted of the following:

	For the Year ended	For the Year ended
	June 30, 2010	June 30, 2009	Increase/decrease
Shipping and handling	715,910	658,877	9%
Compensations and related benefits	138,123	109,263	26%
Advertising and promotion	122,803	105,831	16%
Depreciation	28,380	24,867	14%
Office expense	82,388	68,042	21%
Others	152,162	158,938	-4%
Total	1,239,766	1,125,819	10%
selling expense as % of revenues	5%	6%

☐	Shipping and handling increased by $ 57,033 or 9% due to the increase in our sales volume.

☐	Compensation and related benefits increased by $ 28,860 or 26% due to an increase in sales staff and an increase in staff travelling compensation.

☐	Advertising and promotion expense increased by $16,971 or 16% which was attributed to the increased sales efforts in exploring the market.

☐	Office expense increased by $14,346 or 21% due to expansion of sales team.

☐	Other expense had a nominal variance.

General and administrative expenses. General and administrative expenses amounted to $967,548  for the year ended June 30, 2010, as compared to $761,331 for the same period in 2009, an increase of $ 206,218 or 27%. General and administrative expenses consisted of the following:

	For the Year ended	For the Year ended
	June 30, 2010	June 30, 2009	Increase/decrease
Compensation and related benefits	258,003	189,537	36%
Depreciation	264,503	236,009	12%
Office expense	77,351	50,276	54%
Others	367,692	285,508	29%
Total	967,548	761,331	27%

☐	Compensation and related benefits increased by $68,466 or 36% due to an increase in sales staff and an increase in staff travelling compensation.

☐	Depreciation expense increased by $28,493 or 12% due to the increase in fixed assets.

☐	Office expense increased by $ 27,075 or 54% due to expansion of administration team.

☐
Other general and administrative expenses increased by $ 82,184 or 29%. It mainly includes utilities, repairs, telecommunication, conference expense and certain low-value material. These expenses increased as the sales increased.

Income from operations. For the year ended June 30, 2010, income from operations was $ 6,913,123, as compared to $ 4,763,487 for the year ended June 30, 2009, an increase of $ 2,149,636 or 95%.

Other income (expenses). For the year ended June 30, 2010, other expense amounted to $225,003 as compared to other expenses of $372,379 for the same period in 2009. For the years ended June 30, 2010 and 2009, other income (expense) included:

☐	Interest expense decreased by $66,125 or 14%. During the year ended June 30, 2010, we enjoyed lower interest rates, which reduced interest expense for the period.

☐	Interest income decreased by $270 or 5%

Income tax expense. The Company enjoyed income tax exemption as an agricultural related business for the years ended June 30, 2010 and 2009.

Net income. As a result of the factors described above, our net income for the year ended June 30, 2010 was $6,688,120, or $668.81 per share (basic and diluted). For the year ended June 30, 2009, we had net income of $ $4,391,108 or $439.11 per share (basic and diluted).

Foreign currency translation gain. The functional currency of our subsidiaries operating in the PRC is the Chinese Yuan or Renminbi (“RMB”). The financial statements of our subsidiaries are translated to U.S. dollars using period end rates of exchange for assets and liabilities, and average rates of exchange (for the period) for revenues, costs, and expenses. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations. As a result of these translations, which are a non-cash adjustment, we reported a foreign currency translation gain of $39,961 for the year ended June 30, 2010 as compared to $20,810 for the same period year 2009. This non-cash gain had the effect of increasing our reported comprehensive income.

Comprehensive income. For the year ended June 30, 2010, comprehensive income of $6,728,081 is derived from the sum of our net income of $6,688,120 plus foreign currency translation gains of $ 39,961.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2010, our balance of cash and cash equivalents was $ $1,802,342. As of June 30, 2009, our balance of cash and cash equivalents was $ $1,563,002.

The following summarizes the key components of the Company’s cash flows for the year ended June 30, 2010 and 2009:

	For the Years Ended
	June 30,	June 30,
	2010	2009
Net cash provided by operating activities	$5,352,284	$3,986,074
Cash flows used in investing activities	(6,058,334)	(3,450,230)
Cash flows provided (used) in financing activities	936,128	(662,256)
Net increase (decrease) in cash and cash equivalents	$230,078	$(126,412)

The Company currently generates its cash flow through operations which it believes will be sufficient to sustain current level operations for at least the next twelve months.

In summary, our cash flows were:

Net cash provided by operating activities increased in the year ended June 30, 2010 by $1,366,210 to $5,352,284 from net cash provided by operating activities of $3,986,074 for the year ended June 30, 2009, which represented a 34% increase over the prior year. These changes were mainly brought about by changes as follows: a decrease in cash provided by advances from customers of $1,182,456, an decrease in cash used for Cost of growing crops of $350,937, a decrease in cash provided by accounts receivable of $231,661 and increase in amortization of long-term prepayments of $223,820. This was off-set by an increase in net income of $2,297,012 or an increase of 52% over the prior period ended June 30, 2009.

Net cash used in investing activity increased by $2,608,104 in the period ended June 30, 2010 compared to the same period ended in 2009 which is due to decrease in cash used for our acquisition of machinery and equipment of $777,684, an increase in cash used for investments on farmland improvements of $3,210,264 and cash deposit made on land use rights of $175,524.

Net cash provided by financing activities increased by $1,598,384 to $ 936,128 in the period ended June 30, 2010 compared to $662,256 used in financing activities at the same period ended in 2009. This was due to a decrease in cash provided by short-term loans a decrease in cash used in repayment to related party of $2,976,723.

Working capital at June 30, 2010 decreased by $ 132,465 to $821,914 from $ 954,379 or 13.8% over the same period ended June 30, 2009.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

We have 110,000,000 shares of authorized capital stock, consisting of 100,000,000 shares of Common Stock, par value $0.001, and 10,000,000 shares of the Company’s Preferred Stock, par value $0.001. The following summary description relating to the Company’s capital stock does not purport to be complete.

Common Stock

Immediately prior to the Share Exchange, we had 1,000,000 shares of our Common Stock issued and outstanding and following the closing of the Share Exchange, we had 11,057,450 shares of our Common Stock issued and outstanding. Holders of Common Stock are entitled to cast one vote for each share on all matters submitted to a vote of shareholders, including the election of directors. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board out of funds legally available therefore. See “Dividend Policy.” Such holders do not have any preemptive or other rights to subscribe for additional shares. All holders of Common Stock are entitled to share ratably in any assets for distribution to shareholders upon the liquidation, dissolution or winding up of the Company. There are no conversion, redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable.

Preferred Stock

The Board is authorized, without further action by the shareholders, to issue, from time to time, up to 10,000,000 shares of preferred stock in one or more classes or series. Similarly, the Board will be authorized to fix or alter the designations, powers, preferences, and the number of shares which constitute each such class or series of preferred stock. Such designations, powers or preferences may include, without limitation, dividend rights (and whether dividends are cumulative), conversion rights, if any, voting rights (including the number of votes, if any, per share), redemption rights (including sinking fund provisions, if any), and liquidation preferences of any unissued shares or wholly unissued series of preferred stock. As of the date hereof, the Board has not designated any classes of our Preferred Stock.

The EduChina-US Warrants

As of the date hereof, there are 105,745 warrants issued and outstanding to EduChina-US International Limited. The Warrants will, by its principal terms,

(a)	entitle the holder to purchase one (1) share of Common Stock;
(b)	be exercisable at any time after the issuance and shall expire on the date that is five (5) years following the original issuance date;
(c)	be exercisable, in whole or in part, at the exercise price of $4.29 per share; and
(d)	be exercised only for cash.

A copy of the EduChina-US Warrant is attached hereto as Exhibit 4.1.

Market Price of and Dividends on Common Equity and Other Shareholder Matters

Market Information

Our Common Stock is not quoted on any national exchange or over-the-counter quotation system. No public market currently exists for shares of our Common Stock and there can be no assurance that an active market will develop.

Holders of Common Stock

As of January 28, 2011, there were of record approximately 12 holders of our Common Stock.

Dividend Policy

We have not paid cash dividends on any class of common equity since formation and we do not anticipate paying any dividends on our outstanding Common Stock in the foreseeable future. We plan to retain any earnings to finance the development of the business and for general corporate purposes.

Future cash dividends, if any, will be at the discretion of our board of directors and will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors as our board of directors may deem relevant. We can pay dividends only out of our profits or other distributable reserves and dividends or distribution will only be paid or made if we are able to pay our debts as they fall due in the ordinary course of business.

Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (‘NRS”) and our bylaws.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company’s articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:

(1)  a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

(2)  a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3)  a transaction from which the director derived an improper personal profit; and

(4)  willful misconduct.

Our Articles of Incorporation permits us to indemnify our officers and directors to the fullest extent authorized or permitted by law in connection with any proceeding arising by reason of the fact any person is or was our officer or director. Notwithstanding this indemnity, a director shall be liable to the extent provided by law for any liability incurred by him by his own fraud or willful default.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law. Our bylaws provide that we will advance all expenses incurred to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request. This advance of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise.

Principal Stockholders

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of January 28, 2011 by (i) each person (or group of affiliated persons) who is known by us to own more than five percent (5%) of the outstanding shares of our Common Stock, (ii) each director, executive officer and director nominee, and (iii) all of our directors, executive officers and director nominees as a group. As of January 28, 2011, after the closing of the Share Exchange, we had 11,057,450 shares of Common Stock issued and outstanding.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Unless otherwise noted, the principal address of each of the stockholders, directors and officers listed below is 200 Taozhu Road, Wuxi Town, Qiyang Count, Yongzhou City, Hunan Province, China. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of January 28, 2011. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of January 28, 2011 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

Name of Beneficial Owner	Amount (number of shares)	Percentage of Outstanding Shares of Common Stock *

Excel Deal International Limited(1)	6,296,480	56.94%
Tiaping Zhou(2)	0	0%
Geniusland International Capital Limited(3)	990,840	8.96%
Suzhou Sike Zeshang Investments (4)	840,817	7.60%

* Based upon 11,057,450 shares of Common Stock issued and outstanding after the closing of the Share Exchange on January 28, 2011.

(1) Excel Deal International Limited is owned by Lucy Xia (subject to the Call Option Agreement described in Footnote 2 and the discussion below).

(2) Taiping Zhou was appointed chairman of our board of directors and our chief executive officer at the closing of the Share Exchange. Pursuant to a call option agreement, Mr. Taiping Zhou, our Chairman and Chief Executive Officer will have an option, subject to certain vesting periods, to acquire from Ms. Lucy Xia, the current sole shareholder of Excel Deal International Limited, up to 100% over a three year vesting period, of Excel Deal International Limited equity, which, upon exercise, would entitle Mr. Zhou to own 100% of the equity of Excel Deal International Limited. Accordingly, upon exercise of such option, Mr. Zhou will indirectly (through his ownership of Excel Deal International Limited) own and control 6,296,480 shares of our Common Stock.

(3) Geniusland International Capital Limited has an address of P.O. Box 957, Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands. Shike Zhu has beneficial ownership and voting and dispositive control of the shares.

(4) Suzhou Sike Zeshang Investments has an address of Team 4, Shuangyang Village, Zhenze Town, Wujing, Jiangsu, China. Yuhua Chen has beneficial ownership and voting and dispositive control of the shares.

Call Option Agreement

The sole shareholder of Excel Deal International Limited has entered into a certain Call Option Agreement whereby the sole shareholder has agreed to transfer their interests to another beneficiary, subject to a three year vesting period.

Ms. Lucy Xia, the sole shareholder of Excel Deal International Limited, entered into a Call Option Agreement with Taiping Zhou dated January 15, 2011. Pursuant to the Call Option Agreement, Ms. Xia has granted to Mr. Zhou an option to acquire all of the shares of Excel Deal International Limited over the next three years with the following milestones:

-	34% of the shares shall vest on January 30, 2012;
-	33% of the shares shall vest on January 30, 2013; and
-	34% of the Shares shall vest on January 30, 2014.

A copy of the Call Option Agreement between Lucy Xia and Taiping Zhou is attached hereto as Exhibit 10.3.

Item 3.02 Unregistered Sales of Equity Securities

In connection with the Exchange Agreement, January 28, 2011 we issued an aggregate of 9,200,000 shares of our Common Stock to the Grain Wealth Shareholders. We received in exchange from the Grain Wealth Shareholders 10,000 shares of Grain Wealth, representing 100% of the issued and outstanding shares of Grain Wealth. As a result of the Share Exchange, we are now the holding company of Xiangmei Food, the operating subsidiary of Grain Wealth with a limited liability incorporated in the PRC and engaged in the sale and production of frozen foods in China. The issuance of such securities was exempt from registration pursuant to Section 4(2) of, and Regulation D and/or Regulation S promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

 As more fully described in Item 1.01 above, on January 28, 2011, simultaneous with the Share Exchange, we consummated a Private Placement for the issuance and sale of shares of Common Stock, consisting of an aggregate of 1,057,450 shares of Common Stock for aggregate gross proceeds of approximately $3.8 million. The issuance of such securities was exempt from registration pursuant to Section 4(2) of, and Regulation D and/or Regulation S promulgated under the Securities Act of 1933, as amended (the “Securities Act”)

As consideration pursuant to a consulting agreement with EduChina-US International Limited, we issued a warrant for the purchase of 105,745 shares of our Common Stock at an exercise price of $4.29. The term of such Warrant commenced on January 28, 2011 and expires at 6:00 p.m., Eastern Time, on January 28, 2016. The issuance of the Shares and the placement agent warrants pursuant to the Private Placement were exempt from registration pursuant to Section 4(2) of, and Regulation D and/or Regulation S promulgated under the Securities Act.

As compensation for legal services rendered in connection with the Exchange Agreement, we issued an aggregate of 200,000 shares of our Common Stock to Anslow & Jaclin. The issuance of such securities was exempt from registration pursuant to Section 4(2) of, and Regulation D and/or Regulation S promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

As compensation for services rendered in connection with the Exchange Agreement, we issued an aggregate of 300,000 shares of our Common Stock to HHM International, Inc. The issuance of such securities was exempt from registration pursuant to Section 4(2) of, and Regulation D and/or Regulation S promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

Item 4.01   Changes in Registrant’s Certifying Accountant

On January 28, 2011, our board of directors (the “Board of Directors”) dismissed Patrizio & Zhao, LLC (“Patrizio”) as our independent registered public accounting firm, and engaged a new independent registered public accounting firm, Friedman, LLP, Certified Public Accountants, (“Friedman”), to serve as the Company’s independent auditor. Pursuant to Item 304(a) of Regulation S-K under the Securities Act of 1933, as amended, and under the Securities Exchange Act of 1934, as amended, the Company reports as follows:

(a)	(i)	Patrizio was dismissed as our independent registered public accounting firm effective on January 28, 2011;
(ii)
for the two most recent fiscal years ended June 30, 2010, Patrizio’s report on the financial statements did not contain any adverse opinions or disclaimers of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles, other than for a going concern;

	(iii)	the dismissal of Patrizio and engagement of Friedman were approved by our Company’s Board of Directors;
(iv)
we did not have any disagreements with Patrizio relating to any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure for the audited financials for the fiscal years ended June 30, 2010 and 2009, and subsequent interim periods ended September 30, 2010 and December 31, 2010 and through the date of dismissal, which disagreements, if not resolved to the satisfaction of Patrizio, would have caused it to make reference to the subject matter of the disagreements in connection with its reports; and

(v)
during our fiscal years ended June 30, 2010 and 2009, and subsequent interim periods ended September 30, 2010 and December 31, 2010 and through the date of dismissal, the Company did not experience any reportable events.

(b)	(i)	On January 28, 2011, we engaged Friedman LLP (“Friedman”) to serve as our independent registered public accounting firm
(ii)
prior to engaging Friedman, we had not consulted Friedman regarding the application of accounting principles to a specified transaction, completed or proposed, the type of audit opinion that might be rendered on its financial statements or a reportable event, nor did we consult with Friedman regarding any disagreements with its prior auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the prior auditor, would have caused it to make a reference to the subject matter of the disagreements in connection with its reports; and

(c)	(iii)	we did not have any disagreements with Friedman, and therefore did not discuss any past disagreements with Friedman.
We requested that Patrizio furnish us with a letter addressed to the SEC stating whether it agrees with the statements made by us regarding Patrizio. That letter is attached hereto as Exhibit 16.1.

Item 5.01 Changes In Control of the Registrant

At the closing of the Share Exchange, we acquired 10,000 ordinary shares of Grain Wealth, representing all of the issued and outstanding shares of Grain Wealth, in exchange for the issuance in the aggregate of 9,200,000 shares of our Common Stock which represents approximately 92.00% of our shares of Common Stock issued and outstanding (without giving effect to the Private Placement).

Other than the transactions and agreements disclosed in this Form 8-K, we know of no other arrangements which may result in a change in control.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As of the closing of the Share Exchange, Mr. Zengxing Chen resigned as the Chairman of the Board of Directors, Chief Executive Officer, Chief Financial Officer, President and Secretary, effective immediately. Our Board of Directors appointed Taiping Zhou to serve as President and Chief Executive Officer effective immediately at the closing of the Share Exchange.

Prior to the consummation of the Share Exchange, our Board of Directors was comprised of one director, Mr. Chen. Effective at the closing of the Share Exchange, Mr. Chen resigned from his position as Chairman and appointed Mr. Taiping Zhou to serve as Chairman of our Board and appointed Xiaohui Wu and Jiling Zhou as members of the Board of Directors.

Set forth below is information regarding our current directors, executive officers and director nominee.

Name	Age	Position
Taiping Zhou	58	Chairman of the Board of Directors and President and Chief Executive Officer
Xiaohui Wu	38	Director
Jiling Zhou	29	Director

Taiping Zhou, Chairman of the Board, President and Chief Executive Officer
Mr. Zhou has been a self-employed businessman since 1981. In 2004, he founded Xiangmei Food and has been the Company’s Chairman since inception. He has earned many honors, including the Deputy to the People’s Congress of Yongzhou National Outstanding Farmer and the Outstanding Entrepreneur of Yongzhou. He is currently pursuing an EMBA degree at Tsinghua University of China.

Xiaohui Wu, Director
From 1996 to 2006, Mr. Wu worked for the Ministry of Foreign Affairs of China. In 2006, he began working with Genesis Equity Partners, LLC and Geniusland International Capital Limited to consult with companies looking to go public on US exchanges. He has successfully advised CWS and CJJD in their listing on the Nasdaq marketplace.

Jiling Zhou, Director
Mr. Zhou is the son of Taiping Zhou and has worked for Xiangmei Food since 2004. Between 2004 and 2008, Mr. Zhou learned the business by working as a factory worker, workshop supervisor, manager of the purchase department and vice general manager of the Company. In December 2008, he became a President and executive officer of Xiangmei Food. He holds a bachelor’s degree and is currently pursuing an MBA degree.

Family Relationships

Taiping Zhou and Jiling Zhou are father and son.

Employment Agreements

We have entered into employment agreements with both Taiping Zhou and Jiling Zhao. A copy of their employment agreements are attached hereto as Exhibits 10.9 and 10.10, respectively.

Xiaohui Wu has not entered into an employment agreement as of today's date, we are currently negotiating the terms of his empolyment.

Board of Directors

All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. Officers are elected by and serve at the discretion of the Board.

 Our directors are reimbursed for expenses incurred by them in connection with attending Board meetings, but they do not receive any other compensation for serving on the Board.

Executive Compensation

Our officer and director have not received any cash remuneration since inception.

The following table sets forth all cash compensation paid by us, as well as certain other compensation paid or accrued in 2010, to each of the following named executive officers.

Summary Compensation of Named Executive Officers

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation ($)	Total ($)

Taiping Zhou,
(President, Chief Executive Officer, Chief Financial Officer)	2010	21,454	0	0	0	21,454

Xiaohui Wu,
(Director)	2010	10,000	0	0	0	10,000

Jiling Zhou,
(Director)	2010	12,727	0	0	0	12,727

Outstanding Equity Awards at the End of the Fiscal Year

We do not have any equity compensation plans and therefore no equity awards are outstanding as of our year fiscal year end.

Director Compensation

Our directors are reimbursed for expenses incurred by them in connection with attending Board of Directors’ meetings. They do not receive any other compensation for serving on the Board of Directors, but may participate in our incentive compensation program, once such a program is established.

Director Independence and Board Committees

We do not have any independent directors and our board of directors is in the process of searching for suitable candidates. Our board of directors does not have any committees, as companies whose securities are not traded on a national exchange are not required to have board committees. However, we do anticipate that in the future we will appoint independent directors on our board and expect to form the appropriate board committees.

Item 5.06 Change in Shell Company Status.

As described in Item 1.01 of this Form 8-K, on January 28, 2011, we entered into the Exchange Agreement and consummated the Share Exchange, pursuant to which we acquired all of the issued and outstanding ordinary shares of Grain Wealth in exchange for the issuance of 9,200,000 shares of Common Stock to the Grain Wealth Shareholders. As a result of the Share Exchange, Xiangmei Food, the operating subsidiary of Grain Wealth, became our wholly-owned operating subsidiary and we are no longer a shell company as that term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Item 9.01 Financial Statements and Exhibits.

Reference is made to the reverse take-over transaction under the Exchange Agreement, as described in Item 1.01. As a result of the closing of the Share Exchange, our primary operations consist of the business and operations of Xiangmei Food, which are conducted by Grain Wealth. In the Share Exchange, we are the accounting acquiree and Grain Wealth is the accounting acquiror. Accordingly, we are presenting the financial statements of Grain Wealth Limited and subsidiaries.

(a)	Financial statements of business acquired.

(i)	Audited consolidated financial statements of Grain Wealth Limited and subsidiaries as of and for the years ended June 30, 2010, and 2009 and related notes thereto are attached hereto as Exhibit 99.1.
(ii)
Unaudited condensed consolidated financial statements of Grain Wealth Limited and subsidiaries as of and for the three months ended September 30, 2010 and 2009, and related notes thereto are attached hereto as Exhibit 99.2.

(b)	Pro forma financial information. Unaudited pro forma condensed consolidated financial statements and related notes thereto are attached hereto as Exhibit 99.3.

(c)	Shell company transactions. None.

(d)	Exhibits.

Exhibit No.	Description
2.1	Share Exchange Agreement dated January 28, 2011
4.1	Warrant issued to EduChina-US
10.1	Securities Purchase Agreement dated January 28, 2011
10.2	Call Option Agreement between Lucy Xia and Taiping Zhou
10.3	Hunan Xiangmei Food Co., Ltd. Form of Entrust Planting Agreement with local farmers
10.4	Hunan Xiangmei Food Co., Ltd. Form of Glutinous Rice Order and Planting Agreement with Suppliers
10.5	Hunan Xiangmei Food Co., Ltd. Form of Raw Material Suppliers Agreement
10.6	Agricultural Products Purchase Agreement between Hunan Xiangmei Food and Henan Yunhe Cailanzi
10.7	Property Lease Agreement
10.8	Investment Agreement between Hunan Xiangmei Food Co., Ltd. and Hunan Qiyang Industrial Zone Management Committee
10.9	Employment Agreement with Taiping Zhou
10.10	Employment Agreement with Jiling Zhou
10.11	Voting Rights Proxy
10.12	Equity Pledge Agreement
10.13	Operating Agreement
10.14	Option Agreement
10.15	Consulting Services Agreement
16.1	Letter from Patrizio & Zhao, LLC, dated January 28, 2011.
99.1	Audited consolidated financial statements of Grain Wealth Limited and its subsidiaries as of June 30, 2010 and 2009.
99.2	Unaudited condensed consolidated financial statements of Grain Wealth Limited and its subsidiaries as of September 30, 2010 and 2009.
99.3	Unaudited pro forma financial statements and related notes thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NewEra Technology Development Co., Limited

By:	/s/ Zhou Taiping
Name:	Zhou Taiping
Title:	Chief Executive Officer
Dated:	February 3, 2011